As filed with the Securities and Exchange Commission on September 2, 2004
                                           Registration Statement No. 333-117466





                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          PRE-EFFECTIVE AMENDMENT NO. 1

                                 ---------------
                               CIRTRAN CORPORATION
                         (Name of issuer in its charter)
                                 ---------------

         Nevada                     3672                   68-0121636
(State of incorporation) (Primary Standard Industrial    (I.R.S. Employer
                          Classification Code Number)    Identification No.)

                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
    (Address and telephone number of registrant's principal executive offices and principal place of business)
                                ----------------
                                 IEHAB HAWATMEH
                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
            (Name, Address and telephone number of agent for service)
                                ----------------
                                   Copies to:

                             JEFFREY M. JONES, ESQ.
                            C. PARKINSON LLOYD, ESQ.
                             DURHAM JONES & PINEGAR
                          111 EAST BROADWAY, SUITE 900
                           SALT LAKE CITY, UTAH 84111
                                 (801) 415-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                  Proposed           Proposed
                                                                  Maximum            Maximum
                                         Amount                   Aggregate          Aggregate          Amount of
Title of Class of Securities             To be                    Price              Offering           Registration
to be Registered                         Registered (1)           Per Share          Price              Fee
----------------------------------------------------------------------------------------------------------------------


Common Stock,                           250,000,000 shares (2)    $0.04(3)       $ 10,000,000  (3)   $   1,267 (3)
$0.001 par value per share
                                        -------------------                      --------------     ---------
    Totals                              250,000,000 shares                       $ 10,000,000        $   1,267 (4)

                                        ===================                      ==============     =========
-------------------------------------------------------------------------------------------------------------------------

(1)      All shares offered for resale by the Selling Shareholders.

(2) Consisting of (i) up to 249,900,000 shares of common stock issuable to the SEDA Investor under the Standby Equity Distribution Agreement; and
         (ii) 100,000 shares issued to the Placement Agent in connection with the Placement Agent Agreement and the Standby Equity Distribution Agreement.


(3) The fee was estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of CirTran's common stock as reported on the OTC Bulletin Board on August 31, 2004.

(4) A fee of $1,584 was paid with the original filing. No additional fee is due.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               CIRTRAN CORPORATION
                              A Nevada Corporation



                       250,000,000 Shares of Common Stock
                                $0.001 per share

This prospectus relates to the resale of up to 250,000,000 shares (the "Shares") of common stock of CirTran Corporation, a Nevada corporation. Two of our shareholders, Cornell Capital Partners, LP (the "SEDA Investor"), and Newbridge Securities Corporation (the "Placement Agent", and together with the SEDA, the "Selling Shareholders") are offering all of the Shares covered by this prospectus. The Selling Shareholders will receive all of the proceeds from the sale of the Shares and we will receive none of those proceeds. The SEDA Investor is an underwriter of the Shares.

                            -------------------------

         Investment in the Shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 5 of this prospectus before purchasing any of the Shares offered by this prospectus.

                            -------------------------


         CirTran Corporation common stock is quoted on the OTC Bulletin Board and trades under the symbol "CIRT". The last reported sale price of our common stock on the OTC Bulletin Board on August 31, 2004, was approximately $0.04 per share. Nevertheless, the Selling Shareholders do not have to sell the Shares in transactions reported on the OTC Bulletin Board, and may offer their Shares through any type of public or private transactions.


         CirTran currently has a concurrent offering of its shares that will have a dilutive effect on any purchaser of shares under this prospectus and the registration statement of which it is a part. A registration statement on Form SB-2 (SEC File Number 333-104668) covers sales by the SEDA Investor and two other selling shareholder of shares issued in connection with a prior equity line of credit agreement, described more fully in the section "Liquidity and Capital Resources - Equity Line of Credit Agreement" below on page 26. The shares issuable in connection with the equity line of credit agreement are not covered by this prospectus or the registration statement of which it is a part.

                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------


                               September __, 2004

         CIRTRAN HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

         CIRTRAN HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, CIRTRAN, OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT. IN THIS PROSPECTUS, REFERENCES TO "CIRTRAN," "THE COMPANY," "WE," "US," AND "OUR," REFER TO CIRTRAN CORPORATION AND ITS SUBSIDIARIES.

                                                 TABLE OF CONTENTS


Summary about CirTran Corporation and this offering.........................2
Risk factors................................................................5
Use of proceeds............................................................12
Determination of offering price............................................12
Description of business....................................................13
Management's discussion and analysis or plan of operation..................19
Forward-looking statements.................................................25
The Standby Equity Distribution Agreement..................................25
Selling Shareholders.......................................................26
Plan of distribution.......................................................28
Regulation M...............................................................29
Legal Proceedings..........................................................29
Directors, executive officers, promoters and control persons...............31
Commission's position on indemnification for Securities Act liabilities....32
Security ownership of certain beneficial owners and management.............33
Description of common stock................................................34
Certain relationships and related transactions.............................35
Market for common equity and related stockholder matters...................36
Executive compensation.....................................................37
Changes in and disagreements with accountants on accounting and financial disclosure...............................................39
Index to financial statements .............................................39
Recent Developments........................................................40
Experts....................................................................40
Legal matters..............................................................40



               Summary about CirTran Corporation and this offering

CirTran Corporation

         CirTran Corporation is a Nevada corporation engaged in providing a mixture of high and medium size volume turnkey manufacturing services for electronics original equipment manufacturers ("OEMs") in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. These services include providing design and new product introduction services, just-in-time delivery on low-volume to medium-volume turnkey and consignment projects, and other value-added manufacturing services. Our manufacturing processes include the following: surface mount technology, ball-grid array assembly and pin-through-hole technology, which are all methods of attaching electronic components to circuit boards; manufacturing and test engineering support and design for manufacturability; and in-circuit and functional test and full-system mechanical assembly. We also design and manufacture Ethernet cards that are used to connect computers through fiber optic networks and market these cards through an international network of distributors, value-added resellers and system integrators.

         We incorporated in Nevada in 1987 under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until the year 2000, when we effected a reverse split in our common stock, reducing our issued and outstanding shares to 116,004. In July 2000, we issued 10,000,000 shares of common stock to acquire, through our wholly owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit Technology, Inc., a Utah corporation. The shares we issued to Circuit Technology in connection with the acquisition represented approximately 98.6% of our issued and outstanding common stock immediately following the acquisition.

         Effective August 6, 2001, we effected a 1:15 forward split and stock distribution which increased the number of our issued and outstanding shares of common stock from 10,420,067 to 156,301,005. We also increased our authorized capital from 500,000,000 to 750,000,000 shares of common stock.

     Our address is 4125 South 6000 West, West Valley City, Utah 84128, and our phone number is (801) 963- 5112.

This offering


         We entered into a Standby Equity Distribution Agreement (the "Agreement") dated May 21, 2004, with Cornell Capital Partners, LP (the "SEDA Investor"). Under the Agreement, we have the right, at our sole discretion, to draw up to $20 million on the standby equity facility (the "SEDA Facility") and put to the SEDA Investor shares of our common stock in lieu of repayment of the draws. The number of shares to be issued in connection with each draw is determined by dividing the amount of the draw by the lowest volume-weighted average price of our common stock during the five consecutive trading days after the advance is sought. The maximum advance amount is one million dollars ($1,000,000) per advance, with a minimum of seven trading days between advances. The SEDA Investor intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then-prevailing market price. In addition, the SEDA Investor will retain 5% of each advance as a fee under the Agreement. The term of the Agreement runs over a period of twenty-four months after the effective date of this registration statement or until the full $20 million has been drawn, whichever comes first. Nevertheless, we are under no obligation to draw any or all of the funds under SEDA Facility. We intend to use the draws, if any, against the SEDA Facility for general business purposes, working capital, and repayment of indebtedness, including indebtedness to the SEDA Investor in connection with unrelated notes.


         We have engaged Newbridge Securities Corporation ("Newbridge"), an unaffiliated registered broker-dealer, to advise us in connection with the Agreement. We agreed to pay Newbridge a fee of 100,000 shares of our common stock. This prospectus also covers the resale by Newbridge of these shares of common stock.


         In connection with the Agreement, we granted registration rights to the SEDA Investor and to Newbridge, and filed this registration statement on Form SB-2 which covers the resale by the SEDA Investor and Newbridge of shares issued in connection with the Agreement.


         As discussed below in the "Risk Factors" section, there is no cap on the number of shares that can be issued under the Agreement. This prospectus and the registration statement of which it is a part covers the resale by the SEDA Investor and Newbridge of up to 250,000,000 shares of our common stock. If we need to issue more than 250,000,000 in connection with the Agreement, we will need to file additional registration statements to cover the resale of those shares.

         There is a large number of shares of common stock underlying the Agreement that will be available for future sale, and the sale of these shares will cause dilution to our existing shareholders.

         We are limited with respect to how often we can exercise a draw down and the amount of each draw down. For more details on the Agreement, see "The Standby Equity Distribution Agreement" elsewhere in this prospectus.

         Brokers or dealers effecting transactions in the shares being registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

         The SEDA Investor and Newbridge are the Selling Shareholders who will be selling the shares covered by this prospectus and the registration statement of which it is a part. The Selling Stockholders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise, as described in the section entitled "Plan of Distribution."


In April 2003, we entered into an equity line of credit agreement (the "Equity Line Agreement") with Cornell. Under the Equity Line Agreement, we have the right to draw up to $5,000,000 on a line of credit and put shares to Cornell in lieu of repayments on the draw. The Equity Line Agreement is discussed in more detail in the section "Liquidity and Capital Resources - Equity Line of Credit Agreement." We intend to terminate the Equity Line Agreement and cease further draws or issuances of shares in connection with the Equity Line Agreement when we are able to draw against the SEDA Facility, which will be when the SEC declares effective a registration statement registering resale by Cornell of shares issued under the SEDA Facility.

                                                   Risk Factors

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves significant and substantial risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks Related to Our Operations

We have a history of operating losses and we expect to continue to generate losses, which could have a material adverse impact on our ability to operate profitably.


         Our expenses are currently greater than our revenues. Our accumulated deficit was $19,086,866 and $18,214,480 at June 30, 2004, and December 31, 2003,
respectively. Our net loss from operations for the six months ended June 30, 2004 and 2003, were $945,586 and $1,207,017, respectively. Although our gross profit margin has improved over the last two years, and our level of sales has decreased during the last year, our ability to operate profitably depends on our ability to increase our sales further and achieve sufficient gross profit margins for sustained growth. We can give no assurance that we will be able to increase our sales sufficiently to enable us to operate profitably, which could have a material adverse impact on our business.


Our current liabilities exceed our current assets by a significant amount, and we may not continue as a going concern.

         Our financial statements indicate a trend of an increasingly larger excess of current liabilities over current assets. Our current liabilities exceeded our current assets by the following amounts as of the dates indicated:
$7,832,259 as of December 31, 2001; $4,490,623 at December 31 2002; and by
$5,529,244 at December 31, 2003. This trend raises substantial doubt about our ability to continue as a going concern. Unless we obtain additional financing through operations, investment capital or otherwise, there is significant doubt we will be able to meet our obligations as they come due and will be unable to execute our long-term business plans.


The "going concern" paragraph in the reports of our independent public accountants for the years ended December 31, 2003, 2002, and 2001, raises doubts about our ability to continue as a going concern.


         The independent public accountants' reports for our financial statements for the years ended December 31, 2003, 2002, and 2001 include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This may have an adverse effect on our ability to obtain financing for our operations and to further develop and market our products.

Our volume of sales has decreased significantly over the last two years, and there is no guarantee that we will be able to increase sales. This decrease in sales volume could have a material adverse impact on our ability to operate our business profitably.


         Our sales volume has increased in the first six months of 2004 as compared to the same period of 2003. Our sales volumes for the last four years have changed as indicated by the following levels of net sales for the periods indicated: $1,870,848 for the year ended December 31, 2001; $2,299,668 for the year ended December 31, 2002 and $1,215,245 for the year ended December 31, 2003. On an annualized basis, this trend indicates a 27% decrease in sales from 2000 through the year ended December 31, 2003. Even though our gross profit has improved substantially during the same period, unless we are successful in increasing both sales and net profit margins, there is significant doubt that we will be able to continue as a going concern.

We need to raise additional capital but, due to our current financial situation, we may not be able to do so. If we are unable to raise sufficient capital to finance our operations, we may not be able to continue as a going concern.


         As of June 30, 2004, our monthly operating costs and interest expenses averaged approximately $280,000 per month. As income from operations is not sufficient to meet these expenses, we must depend on other sources of capital to fund our operations. We have operated without a line of credit since February 2000, and it is unlikely that we will be able, in our current financial condition, to obtain additional debt financing; and if we did acquire more debt, we would have to devote additional cash flow to pay the debt and secure the debt with assets. Therefore, we likely will have to rely on equity financing to meet our anticipated capital needs. We recently entered into a standby equity distribution agreement to provide financing, but the funds available may not be sufficient to sustain our operations beyond December 2007, assuming our current level of activity. There can be no assurances that we will be successful in obtaining additional capital. If we issue additional shares in connection with debt or equity financing, this will serve to dilute the value of our common stock and existing shareholders' positions. If we are unsuccessful in obtaining additional funding to finance our operations, there is serious doubt that we will be able to continue as a going concern, and we may be forced to seek the protection of the bankruptcy laws.


We have significant short-term debt which we are not currently able to fully service, which could impair our ability to continue as a going concern.


         As of June 30, 2004, we have significant short-term debt, including approximately $944,159 in accounts payable, $409,232 in demand notes due certain of our shareholders and related parties, and $3,866,477 in accrued liabilities, over half of which consist of delinquent federal and state payroll taxes (see "Legal Proceedings"). We are currently not able to fully service this debt. We are attempting to negotiate forbearance agreements with many of our creditors and to restructure our short-term debt. There can be no assurance that we will be successful in these efforts.


         There is substantial risk, therefore, that the existence and extent of the debt obligations could adversely affect our business, operations and financial condition, and we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws. Additionally, there is substantial risk that our vendors could bring lawsuits to collect the unpaid amounts. In the event of lawsuits of this type, if we are unable to negotiate settlements or satisfy our obligations, we could be forced into bankruptcy.

We have accrued delinquent payroll tax liabilities that we are currently not able to fully pay, which could result in the Internal Revenue Service's pursuing statutory foreclosure proceedings against us.

         We have accrued delinquent payroll tax liabilities of approximately $2.1 million and have not yet come to a final resolution of a payment schedule with respect to most of this amount. Though we are attempting to negotiate settlement with respect to this amount, there can be no assurance that we will be successful in those negotiations or that, if successful, we will be able to service any payment obligations which may result from such settlement. If we are unsuccessful, the Internal Revenue Service could instigate foreclosure proceedings against us pursuant to the Service's rules and regulations.

We are involved in numerous legal proceedings that may give rise to significant liabilities, which could impair our ability to continue as a going concern.

         We are involved in numerous legal proceedings, many of which have filed lawsuits and have obtained judgments against us. (See "Legal Proceedings.") We are currently attempting to negotiate with each of these claimants to settle the claims against CirTran, although in many cases, we have not yet reached final settlements. There can be no assurance that we will be successful in those negotiations or that, if successful, we will be able to service any payment obligations which may result from such settlements.

         There is substantial risk, therefore, that the existence and extent of these liabilities could adversely affect our business, operations and financial condition, and we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws. Additionally, there is substantial risk that our vendors could expand their collection efforts to collect the unpaid amounts. If they undertake significant collection efforts, if we are unable to negotiate settlements or satisfy our obligations, we could be forced into bankruptcy.

We are dependent on the continued services of our President, and the untimely death or disability of Iehab Hawatmeh could have a serious adverse effect upon our company.

         We view the continued services of our president, Iehab Hawatmeh, as critical to the success of our company. Though we have an employment agreement with Mr. Hawatmeh (see "Executive Compensation"), and a key-man life insurance policy, the untimely death or disability of Mr. Hawatmeh could have a serious adverse affect on our operations.

We have a limited product offering, and some of our key technologies are still in the product development stage, which could have a material adverse impact on our ability to generate revenues from operations.

         We are a full-service contract electronics manufacturer servicing OEMs in the following industries: communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semi-conductor. We conduct our operations through two main divisions: circuit board manufacturing and assembly, and Ethernet card design and manufacture. Presently, there are a limited number of commercially available applications or products incorporating our technologies. For us to be ultimately successful, sales from these product offerings must be substantially greater. An additional element of our business strategy is to achieve revenues through appropriate strategic alliances, co-development arrangements, and license arrangements with third parties. There can be no assurance that these collaboration and license agreements will generate material revenues for our business in the future.

Risks Related to Our Industry

The variability of customer requirements in the electronics industry could adversely affect our results of operations.

         Electronic manufacturing service providers must provide increasingly rapid turnaround time for their OEM customers. We do not obtain firm, long-term purchase commitments from our customers and have experienced a demand for reduced lead-times in customer orders. Our customers may cancel their orders, change production quantities or delay design and production for several factors. Cancellations, reductions or delays by a customer or group of customers could adversely affect our results of operations. Additional factors that affect the electronics industry and that could have a material adverse effect on our business include the inability of our customers to adapt to rapidly changing technology and evolving industry standards and the inability of our customers to develop and market their products. If our customers' products become obsolete or fail to gain commercial acceptance, our results of operations may be materially and adversely affected.

Our customer mix and base fluctuates significantly, and responding to these fluctuations could cause us to lose business or have delayed revenues, which could have a material adverse impact on our business.

         The majority of our revenue is generated from our contract manufacturing services. Our customers include electronics, telecommunications, networking, automotive, gaming, and medical device OEMs that contract with us for the manufacture of specified quantities of products at a particular price and during a relatively short period of time. As a result, the mix and number of our clients varies significantly from time to time. Responding to the fluctuations and variations in the mix and number of our clients can cause significant time delays in the operation of our business and the realization of revenues from our clients. These delays could have a material adverse impact on our business.

Our industry is subject to rapid technological change. If we are not able to adequately respond to changes, our services may become obsolete or less competitive and our operating results may suffer.

         We may not be able, especially given our lack of financial resources, to effectively respond to the technological requirements of a changing market, including the need for substantial additional capital expenditures that may be required as a result of these changes. The electronics manufacturing services industry is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, our industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete.

There may be shortages of required components which could cause us to curtail our manufacturing or incur higher than expected costs.

         Component shortages or price fluctuations in such components could have an adverse effect on our results of operations. We purchase the components we use in producing circuit board assemblies and other electronic manufacturing services and we may be required to bear the risk of component price fluctuations. In addition, shortages of electronic components have occurred in the past and may occur in the future. These shortages and price fluctuations could potentially have an adverse effect on our results of operations.

Risks Related to the Offering


Holders of CirTran common stock are subject to the risk of additional and substantial dilution to their interests as a result of the issuances of common stock in connection with the SEDA Facility.

         The following table describes the number of shares of common stock that would be issuable, assuming that the full remaining amount under the SEDA Facility had been drawn and shares put to the SEDA Investor (irrespective of the availability of registered shares), and further assuming that the applicable conversion or exercise prices at the time of such conversion or exercise were the following amounts:



Hypothetical Conversion           Shares issuable upon draws of $20,000,000
         Price                               under SEDA Facility
-------------------------       --------------------------------------------
         $0.01                                  2,000,000,000
         $0.02                                  1,000,000,000
         $0.03                                    666,666,667
         $0.04                                    500,000,000
         $0.05                                    400,000,000
         $0.10                                    200,000,000
         $0.15                                    133,333,333
         $0.25                                     80,000,000
         $0.50                                     40,000,000



         Given the formulas for calculating the shares to be issued under the SEDA Facility, there effectively is no limitation on the number of shares of common stock which may be issued in connection with draws on the SEDA Facility, except for the number of shares registered under this or other prospectuses and related registration statements. As such, holders of our common stock may experience substantial dilution of their interests as we draw against the SEDA Facility.

Because the number of shares issuable under the SEDA Facility is determined, in part, on the market price of our common stock, we may experience delays in drawing the full amount of the SEDA Facility.

         The number of shares issuable under the SEDA Facility is determined, in part, on the market price of our common stock. If the market price of the common stock decreases, the number of shares of common stock issuable in connection with the SEDA Facility will increase and, accordingly, the aggregate amount of draws under the SEDA Facility will decrease. Accordingly, despite our right to draw up to an aggregate of $20,000,000 under the SEDA Facility, we may run out of shares registered under this prospectus and the registration statement of which it is a part to issue to the SEDA Investor in connection with our draws. The following table demonstrates the correlation between share price decline and decreases in aggregate draw amounts available, given the maximum 249,900,000 shares of common stock registered under this prospectus and the registration statement of which it is a part for issuance in connection with draws against the SEDA Facility:

                                  Shares issuable upon puts, up   Maximum draws available, up
  Hypothetical Conversion Price    to a maximum of 249,900,000           to $20,000,000
--------------------------------  -----------------------------  -----------------------------
              $0.01                        249,900,000                     $ 2,499,000
              $0.02                        249,900,000                     $ 4,998,000
              $0.03                        249,900,000                     $ 7,497,000
              $0.04                        249,900,000                     $ 9,996,000
              $0.05                        249,900,000                     $12,495,000
              $0.10                        200,000,000                     $20,000,000
              $0.15                        133,333,333                     $20,000,000
              $0.25                         80,000,000                     $20,000,000
              $0.50                         40,000,000                     $20,000,000




Our issuances of shares under the SEDA Facility likely will result in overall dilution to market value and relative voting power of previously issued common stock, which could result in substantial dilution to the value of shares held by shareholders prior to sales under this prospectus.

         The issuance of common stock in connection with the draws under the SEDA Facility may result in substantial dilution to the equity interests of holders of CirTran common stock other than the SEDA Investor. Specifically, the issuance of a significant amount of additional common stock will result in a decrease of the relative voting control of our common stock issued and outstanding prior to the issuance of common stock in connection with the SEDA Facility. Furthermore, public resales of our common stock by the SEDA Investor following the issuance of common stock in connection with the SEDA Facility likely will depress the prevailing market price of our common stock. Even prior to the time of actual conversions, exercises and public resales, the market "overhang" resulting from the mere existence of our obligation to honor such conversions or exercises could depress the market price of our common stock.

Existing shareholders likely will experience increased dilution with decreases in market value of common stock in relation to our issuances of shares under the SEDA Facility, which could have a material adverse impact on the value of their shares.

         The formula for determining the number of shares of common stock to be issued under the SEDA Facility is based, in part, on the market price of the common stock and are equal to the lowest closing bid price of our common stock over the five trading days after the advance notice is tendered by us to the SEDA Investor. As a result, the lower the market price of our common stock at and around the time we put shares under the SEDA Facility, the more shares of our common stock the SEDA Investor will receive. Any increase in the number of shares of our common stock issued upon puts of shares as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding paragraph.


As a result of our net tangible book deficit, the SEDA Investor will experience immediate and substantial dilution to its holdings as a result of the issuances of common stock in connection with the SEDA Facility.


         The net proceeds from the Equity Line and the SEDA Facility could potentially exceed our net tangible book deficit of $4,015,036 at June 30, 2004. Accordingly, the SEDA Investor will experience immediate and substantial dilution between approximately $0.0038 to $0.4668 per share, or approximately 37.90% to 93.36% of the estimated average conversion price of $0.01 to $0.50. The dilution at various estimated average conversion prices is as follows:

 Estimated Average Conversion
             Price                    Dilution Per Share          Percent Dilution Per Share
 ------------------------------     ----------------------       ----------------------------
             $0.01 (1)                      $0.0038                         37.90%
             $0.02 (1)                      $0.0094                         46.94%
             $0.03 (1)                      $0.0161                         53.69%
             $0.04 (1)                      $0.0236                         58.91%
             $0.05 (1)                      $0.0315                         63.08%
             $0.10                          $0.0755                         75.50%
             $0.15                          $0.1225                         81.66%
             $0.25                          $0.2195                         87.80%
             $0.50                          $0.4668                         93.36%


(1) At this conversion price, the Company would be required to register additional shares to receive the maximum proceeds available under the SEDA Facility.

There is an increased potential for short sales of our common stock due to the sales of shares put to the SEDA Investor in connection with the SEDA Facility, which could materially effect the market price of our stock.

         Downward pressure on the market price of our common stock that likely will result from sales of our common stock by the SEDA Investor issued in connection with a draws under the SEDA Facility, could encourage short sales of common stock by the SEDA Investor. A "short sale" is defined as the sale of stock by an investor that the investor does not own. Typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock. Significant amounts of such short selling could place further downward pressure on the market price of our common stock.


The restrictions on the extent of draws under the SEDA Facility may have little if any effect on the adverse impact of our issuance of shares under the SEDA Facility, and as such, the SEDA may sell a large number of shares, resulting in substantial dilution to the value of shares held by our existing shareholders.

         We are prohibited from putting shares to the SEDA Investor under the SEDA Facility if such put would result in that investor holding more than 9.9% of the then outstanding common stock. These restrictions, however, do not prevent the SEDA Investor from selling shares of common stock received in connection with a draw, and then receiving additional shares of common stock in connection with a subsequent draw. In this way, the SEDA Investor could sell more than 9.9% of the outstanding common stock in a relatively short time frame while never holding more than 9.9% at one time.

The trading market for our common stock is limited, and investors who purchase shares from the SEDA Investor may have difficulty selling their shares.

         The public trading market for our common stock is limited. On July 15, 2002, our common stock was listed on the OTC Bulletin Board. Nevertheless, an established public trading market for our common stock may never develop or, if developed, it may not be able to be sustained. The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than other markets. Purchasers of our common stock therefore may have difficulty selling their shares should they desire to do so.

The selling shareholders may sell common stock at any price or time, which could result in a decrease in the market price of our common stock and a resulting decrease in the value of shares held by existing shareholders.

         Upon effectiveness of this registration statement, the SEDA Investor and Newbridge may offer and sell the shares of common stock received in connection with the SEDA Facility and the Agreement at a price and time determined by the SEDA Investor or Newbridge. The timing of sales and the price at which the shares are sold by the Selling Shareholders could have an adverse effect upon the public market for our common stock. Although the SEDA Investor is a statutory underwriter, there is no independent or third-party underwriter involved in the offering of the shares held by or to be received by the SEDA Investor, and there can be no guarantee that the disposition of those shares will be completed in a manner that is not disruptive to the market for our common stock.

We may be unable to continue to make draws or put shares to the SEDA Investor if the trading volume in our stock is not sufficient to allow the SEDA Investor to sell the shares issued to it.

         Despite our contractual right to make draws on the SEDA Facility and sell shares of our stock to the SEDA Investor, we are also prohibited by the Agreement from drawing down on the SEDA Facility to the extent any put would cause the SEDA Investor to own in excess of 9.9% of our then-outstanding common stock. Because the volume of trading in our stock has been volatile, there can be no assurance that the SEDA Investor will be able to sell a sufficient number of shares put to it to allow us to take full advantage of the draws.


         For example, as of July 9, 2004, we had approximately 410,000,000 shares of our common stock outstanding. Nine and nine-tenths percent of 410,000,000 shares is approximately 40,600,000 shares. As of August 31, 2004, our average daily trading volume was approximately 2,900,000 shares traded per day. A hypothetical draw of $1,000,000 the maximum amount we are entitled to draw under the Agreement, as of August 31, 2004, would result in the issuance of approximately 25,000,000 shares of our common stock. It could take the SEDA Investor longer than the 7 trading days we are required to wait between puts to sell 25,000,000 shares.


         If the SEDA Investor is unable to sell all of the shares it receives in connection with draws under the SEDA Facility, once the number of unsold shares retained by the SEDA Investor reaches 9.9% of the then-outstanding shares of our common stock, we would be unable to make draws on the SEDA Facility until the SEDA Investor had sold additional shares into the market. Alternatively, our waiting to make subsequent draws on the SEDA Facility until the SEDA Investor has sold all the shares it receives pursuant to draws will result in a delay in our access to the capital available under the Agreement. These restrictions on our access to the capital available under the Agreement could have a material adverse effect on our operations.

It may be more difficult for us to raise funds in subsequent stock offerings as a result of the sales of our common stock by the SEDA Investor in this offering.

         As noted above, sales by the SEDA Investor likely will result in substantial dilution to the holdings and interest of current and new shareholders. Additionally, as noted above, the volume of shares sold by the SEDA Investor could depress the market price of our stock. These factors could make it more difficult for us to raise additional capital through subsequent offerings of our common stock, which could have a material adverse effect on our operations.



Our common stock is considered a penny stock. Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

         Securities in the OTC market are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. In addition, accurate price quotations are also more difficult to obtain. The trading market for our common stock is subject to special regulations governing the sale of penny stock.

         A "penny stock," is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

          o the equity security is listed on Nasdaq or a national securities exchange;

          o the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or

          o the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.

         If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

         Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

The price of our common stock is volatile, and an investor may not be able to resell our shares at or above the purchase price.

         In recent years, the stock market in general, and the OTC Bulletin Board and the securities of technology companies in particular, has experienced extreme price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of operating results.

There may be additional unknown risks which could have a negative effect on us and our business.

         The risks and uncertainties described in this section are not the only ones facing CirTran. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the foregoing risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline.

                                 Use of Proceeds

         All of the shares of common stock issued in connection with the SEDA Facility, if and when sold, are being offered and sold by the Selling Shareholders or their pledgees, donnees, transferees, or other successors in interest. We will not receive any proceeds from those sales.


         We intend to use the proceeds from our draws on the SEDA Facility for funding the acquisition of raw materials needed for increased production, repayment of a portion of our outstanding indebtedness, including payment of loans made to us by Cornell, general corporate purposes, and working capital.


                         Determination of Offering Price

         The Selling Shareholders may sell our common stock at prices then prevailing or related to the then current market price, or at negotiated prices. The offering price may have no relationship to any established criteria or value, such as book value or earnings per share. Additionally, because we have not generated any profits for several years, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets we own. No valuation or appraisal has been prepared for our business or possible business expansion.

                             DESCRIPTION OF BUSINESS

         We are a full-service contract electronics manufacturer servicing original equipment manufactures ("OEMs") in the following industries: communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semi-conductor. We conduct our operations through two main divisions: circuit board manufacturing and assembly, and Ethernet card design and manufacture.


During 2004, we established a new division, CirTran-Asia, Inc., which has contributed to a large portion of the increase in revenue for the six months ended June 30, 2004. This new division CirTran-Asia is our Asian-based wholly-owned subsidiary of CirTran Corporation and provides a myriad of manufacturing services to the direct response and retail consumer markets. Our experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase; engineering and design, product development and prototyping, tooling, and hi-volume manufacturing.

CirTran has established a dedicated satellite office for CirTran-Asia, and has retained Mr. Charles Ho to lead the new division. Having proven the value and reliability of its core products, CirTran Corporation has chosen to expand into previously untapped product lines. CirTran-Asia will pursue manufacturing relationships beyond printed circuit board assemblies, cables, harnesses and injection molding systems by establishing complete "box- build" or "turn-key" relationships in the electronics, retail and direct consumer markets.

We have been preparing for more than a year for this strategic move into the Asian market. Management anticipates that this new division will elevate CirTran to an international contract manufacturer status of multiple products in a wide variety of industries, and will, in short order, allow us to target large-scale contracts. We anticipate that our new clients will be leading manufacturing and marketing firms in the retail and direct consumer markets.


Industry Background

         The contract electronics manufacturing industry specializes in providing the program management, technical and administrative supports and manufacturing expertise required to take an electronic product from the early design and prototype stages through volume production and distribution. The goal is to provide a quality product, delivered on time and at the lowest cost, to the OEM. This full range of services gives an OEM the opportunity to avoid large capital investments in plant, inventory, equipment, and staffing, and to concentrate instead on innovation, design, and marketing. Customers using our contract electronics manufacturing services, can improve the return on their investment, with greater flexibility in responding to market demands and exploiting new market opportunities.

         We believe two important trends have developed in the contract electronics manufacturing industry. First, OEMs increasingly require contract manufacturers to provide complete turnkey manufacturing and material handling services, rather than working on a consignment basis, where the OEM supplies all materials and the contract manufacturer supplies only labor. Turnkey contracts involve design, manufacturing, and engineering support, the procurement of all materials, and sophisticated in-circuit and functional testing and distribution. The manufacturing partnership between OEMs and contract manufacturers involves an increased use of "just-in-time" inventory management techniques which minimize an OEM's investment in component inventories, personnel, and related facilities, thereby reducing costs.

         A second trend in the industry has been the increasing shift from pin-through-hole, or PTH, to surface mount technology, or SMT, interconnection technologies. SMT and PTH printed circuit board assemblies are printed circuit boards on which various electronic components, such as integrated circuits, capacitors, microprocessors, and resistors are mounted. These assemblies are key functional elements of many types of electronic products. PTH technology involves the attachment of electronic components to printed circuit boards with leads or pins that are inserted into pre-drilled holes in the boards. The pins are then soldered to the electronic circuits. The drive for increasingly greater functional density has resulted in the emergence of SMT, which eliminates the need for holes and allows components to be placed on both sides of a printed circuit. SMT requires expensive, highly automated assembly equipment and significantly more operational expertise than PTH technology. We believe the shift to SMT from PTH technology has increased the use of contract manufacturers by OEMs seeking to avoid the significant capital investment required for development and maintenance of SMT expertise.

Electronics Assembly and Manufacture

         Approximately 85% of our revenues are generated by our electronics assembly activities, which consist primarily of the placement and attachment of electronic and mechanical components on printed circuit boards and flexible (i.e., bendable) cables. We also assemble higher-level sub-systems and systems incorporating printed circuit boards and complex electromechanical components that convert electrical energy to mechanical energy, in some cases manufacturing and packaging products for shipment directly to our customers' distributors. In addition, we provide other manufacturing services, including refurbishment and remanufacturing. We manufacture on a turnkey basis, directly procuring any of the components necessary for production where the OEM customer does not supply all of the components that are required for assembly. We also provide design and new product introduction services, just- in-time delivery on low to medium volume turnkey and consignment projects and projects that require more value-added services, and price-sensitive, high-volume production. Our goal is to offer customers significant competitive advantages that can be obtained from manufacturing outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management and increased purchasing power.

Ethernet Technology

         Through our subsidiary, Racore Technology Corporation ("Racore"), we design, manufacture, and distribute Ethernet cards. These components are used to connect computers through fiber optic networks. In addition, we produce private label, custom designed networking products and technologies on an OEM basis. Our products serve major industrial, financial, and telecommunications companies worldwide. We market our products through an international network of distributors, value added resellers, and systems integrators who sell, install, and support our entire product catalogue.

         Additionally, we have established, and continue to seek to establish, key business alliances with major multinational companies in the computing and data communications industries for which we produce private label, custom designed networking products and technologies on an OEM basis. These alliances generally require that Racore either develop custom products or adapt existing Racore products to become part of the OEM customer's product line. Under a typical contract, Racore provides a product with the customer's logo, packaging, documentation, and custom software and drivers to allow the product to appear unique and proprietary to the OEM customer. Contract terms generally provide for a non-recurring engineering charge for the development and customization charges, together with a contractual commitment for a specific quantity of product over a given term.


         In June 2001, Racore received a $225,000 order for specially designed Ethernet cards for a federal law enforcement agency. In September 2001, Racore submitted a bid for business with the same agency that, if accepted, would have resulted in a contract valued at over $2.0 million over three years. This bid was ultimately not accepted, but Racore remains committed to actively pursuing government contracts for its Ethernet card technology. These contracts are generally awarded in September of each year, the last month of the government's fiscal year. In February of 2003, Racore received additional orders from GTSI Corp., a leading business to government (B2G) provider of information technology solutions to the Department of Defense and Federal, State and Local Governments worldwide, for another government agency in the amount of $40,000. Racore is continually pursuing contacts with additional government agencies. In August of 2003, Racore received an order from the United States Air Force for over $13,000. Further, Racore expects to receive additional orders through 2004.


Market and Business Strategy

         Our goal is to benefit from the increased market acceptance of, and reliance upon, the use of manufacturing specialists by many electronics OEMs. We believe the trend towards outsourcing manufacturing will continue. OEMs utilize manufacturing specialists for many reasons including the following:


         o To Reduce Time to Market. Due to intense competitive pressures in the electronics industry, OEMs are faced with increasingly shorter product life-cycles and, therefore, have a growing need to reduce the time required to bring a product to market. We believe OEMs can reduce their time to market by using a manufacturing specialist's manufacturing expertise and infrastructure.

         o To Reduce Investment. The investment required for internal manufacturing has increased significantly as electronic products have become more technologically advanced and are shipped in greater unit volumes. We believe use of manufacturing specialists allows OEMs to gain access to advanced manufacturing capabilities while substantially reducing their overall resource requirements.

         o To Focus Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs are focusing their resources on activities and technologies which add the greatest value to their operations. By offering comprehensive electronics assembly and related manufacturing services, we believe manufacturing specialists allow OEMs to focus on their own core competencies such as product development and marketing.

         o To Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise to manufacture products internally. We believe OEMs are motivated to work with a manufacturing specialist to gain access to the specialist's expertise in interconnect, test and process technologies.

     o To Improve Inventory Management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large required investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using a manufacturing specialist's volume procurement capabilities. In addition, a manufacturing specialist's expertise in inventory management can provide better control over inventory levels and increase the OEM's return on assets.

         An important element of our strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across the electronics industry. Due to the costs inherent in supporting customer relationships, we focus our efforts on customers with which the opportunity exists to develop long-term business partnerships. Our goal is to provide our customers with total manufacturing solutions for both new and more mature products, as well as across product generations.

         Another element of our strategy is to provide a complete range of manufacturing management and value-added services, including materials management, board design, concurrent engineering, assembly of complex printed circuit boards and other electronic assemblies, test engineering, software manufacturing, accessory packaging and post-manufacturing services. We believe that as manufacturing technologies become more complex and as product life cycles shorten, OEMs will increasingly contract for manufacturing on a turnkey basis as they seek to reduce their time to market and capital asset and inventory costs. We believe that the ability to manage and support large turnkey projects is a critical success factor and a significant barrier to entry for the market it serves. In addition, we believe that due to the difficulty and long lead-time required to change manufacturers, turnkey projects generally increase an OEM's dependence on its manufacturing specialist, which can result in a more stable customer base.

Suppliers; Raw Materials

         Our sources of components for our electronics assembly business are either manufacturers or distributors of electronic components. These components include passive components, such as resisters, capacitors and diodes, and active components, such as integrated circuits and semi-conductors. Our suppliers include Siemens, Muriata-Erie, Texas Instruments, Fairchild, Harris, and Motorola. Distributors from whom we obtain materials include Avnet, Future Electronics, Arrow Electronics, Digi-key, and Force Electronics. Although we have experienced shortages of various components used in our assembly and manufacturing processes, we typically hedge against such shortages by using a variety of sources and, to the extent possible, by projecting our customer's needs.

Research and Development

         During 2003 and 2002, CirTran Corporation spent approximately $52,200 and $43,272, respectively, on research and development of new products and services. The costs of that research and development were paid for by our customers. In addition, during the same periods, our subsidiary, Racore, spent approximately $45,244 and $45,000, respectively. None of Racore's expenses were paid for by its customers. We remain committed, particularly in the case of Racore, to continuing to develop and enhance our product line as part of our overall business strategy.

         Beginning in 2004, Racore began aggressively marketing existing products by simplifying ordering and sales processing to existing customers. We are also developing cost-reduced versions of existing product line and adding new sales channels. Additionally, we are in the process of expanding the current product line and adding new product categories to existing sales channels, along with products which have reduced development costs, quicker time to market, higher profit margins, greatly reduced support costs, less pressure from competitors, and shorter sales cycles. We are currently developing new products that are unique in the market and that will provide us with a more complete product line.

         Through 2004, we anticipate that Racore will introduce several new products that will include not only cost-reduced versions of existing products, but also similar yet unique products that will satisfy market needs which currently have no deliverable or affordable solutions. We believe that these products will allow us to realize reduced development costs, quicker time to market, higher profit margins, greatly reduced support costs, less pressure from competitors, and shorter sales and delivery cycles. We anticipate that these products will allow us to leverage our expertise in the areas of fiber optics, security, and portability.

Sales and Marketing

         We are working aggressively to market existing products through current sales channels. We also plan to add major new sales channels to deliver products and services directly to end users, as well as to motivate our distributors, partners, and other third party sales mechanisms. We continue to simplify and improve the sales, order, and delivery process.

         Historically, we have had substantial recurring sales from existing customers, and continue to seek out new customers to generate increased sales. We treat sales and marketing as an integrated process involving direct salespersons and project managers, as well as senior executives. We also use independent sales representatives in certain geographic areas.

         During a typical sale process, a customer provides us with specifications for the product it wants, and we develop a bid price for manufacturing a minimum quantity that includes manufacture engineering, parts, labor, testing, and shipping. If the bid is accepted, the customer is required to purchase the minimum quantity, and additional product is sold through purchase orders issued under the original contract. Special engineering services are provided at either an hourly rate or at a fixed contract price for a specified task.

         In 2003, 96% of our net sales were derived from pre-existing customers, whereas during the year ended December 31, 2002, over 94% of our net sales were derived from customers that were also customers during 2001. Historically, a small number of customers accounted for a significant portion of our net sales. In 2003 our three largest customers accounted for approximately 60% of our total sales compared to 2002 where our three largest customers accounted for approximately 45% of our total sales. However in 2001 no single customer accounted for more than 10% of our total sales.

         During 2001 and 2002, we operated without a line of credit and many of our vendors stopped credit sales of components used by us in the manufacturing of products, thus hampering our ability to attract and retain turnkey customer business. In addition, although our sales in 2002 were higher than 2001, financial constraints experienced in 2001 and 2002 mandated a reduction in our general work force, which experienced a 50% reduction in size. These factors, as well as general economic conditions during the second half of 2002, resulted in a significant decrease in sales during 2002. The year 2003 was devoted to getting prepared for 2004 as is demonstrated by our back log. Although our sales were down, we spent the last half of the year aggressively pursuing new businesses, pricing new projects, and approaching new turnkey customers. Funds became available from the equity line of credit as of June of 2003, we are in a position to be able to service turnkey customers along with our consigned customers.


         Backlog consists of contracts or purchase orders with delivery dates scheduled within the next twelve months. At December 31, 2003, our backlog was approximately $809,000. At December 31, 2002, our backlog was approximately $450,000. As of August 30, 2004, our backlog had increased to approximately $7,750,000.


         In September and October 2001, we issued several press releases relating to:

         -        Our "partnership with an offshore Malaysian entity . . .
                  expects to commence bidding formulti-million dollar contracts through this entity in the very near future" in our September 19, 2001 press release;

         - InterMotive Products and the "two contracts for new products and the vehicle orders that are "projected to blossom into a million dollar contract manufacturing opportunity" for CirTran in our October 10, 2001 press release; and

         - The "implementation of . . . [new] software . . . bring CirTran the potential for multi-million dollar revenue relationships" in our October 16, 2001 press release.

         We entered into the partnership with the Malaysian entity outlined in the September 19, 2001, press release, to enable us to submit more competitive bids for larger production contracts. The Company also implemented the software referenced in the October 16, 2001, press release to enable us to bid more competitively for larger contracts. Through December 31, 2002, in connection with the relationship with the Malaysian entity, we bid on large-scale contracts ranging from approximately $2 million to $4 million. Although we feel that our relationship with the Malaysian entity will enable us to continue to bid competitively for the larger contracts, to date we have been unsuccessful at being selected as a supplier on any of the larger bids we submitted.

         Nevertheless, management feels that the Company's continued involvement in these relationships enables the Company to continue to bid competitively for these larger bids.

         In December 2002, CirTran and SVI, an independent electronic manufacturing service company based in Thailand, announced a manufacturing accord. The two companies will work together to support mutual customers from product design to volume manufacturing. Under the agreement, both parties will work jointly as each other's respective vendor and/or partner on pursuing business contracts in the United States utilizing both parties' resources providing the contract manufacturing of electronics.

         With respect to the contracts with Intermotive, Inc. ("Intermotive"), referenced in the October 10, 2001, press release, through December 31, 2002, we had entered into purchase orders with Intermotive ranging from approximately $4,607 to $34,077. The Company's relationship with Intermotive remains productive, and management believes that this relationship should continue to produce revenue for the Company, although there can be no guarantee that Intermotive will continue to order from us or that any future orders will be substantial.

         In the last quarter of 2001 and into 2002, we also took steps to increase our sales volume by adding three new sales representatives, hiring a sales manager, implementing software to access databases containing potential new customers and sales opportunities, and continuing our efforts to improve our competitive position by installing additional surface-mount technology equipment that had previously been at our Colorado location and by seeking ISO (International Organization for Standardization) 9002 certification, which we hope to obtain by the end of 2003. This certification would allow us to ensure to prospective customers that we comply with internationally-recognized quality production standards.

         In February 2003, CirTran received Certification Approval under the Joint Certification Program ("JCP") from the United States/Canada Joint Certification Office, Defense Logistics Information Service. Certification under the JCP establishes the eligibility of a U.S. or Canadian contractor to receive technical data governed, in the U.S. by Department of Defense ("DoD") directive 5230.25 and, in Canada, by the Technical Data Control Regulations ("TDCR"). We feel JCP benefits the U.S. and Canadian defense and high technology industries by facilitating their continued access to unclassified technical data disclosing critical technology in the possession of, or under the control of the U.S. DoD or the Canadian Department of National Defense ("DND"). This is an important recognition for CirTran and is consistent with our efforts to expand our revenue opportunities. Our approved access to technologies in the U.S. DoD and the Canadian DND will allow us to support the commercial activities of the broad range of manufacturers working with both governments.

         In January and March 2004, we issued press releases relating to a new agreement with a contract electronics manufacturer. The January 21, 2004, press release stated that we had entered into a Letter of Intent to purchase all the assets of a leading contract electronics manufacturer of printed circuit board assemblies based in Orange County, California. The March 2, 2004 press release was issued to give an update on the due diligence process. However, the letter of intent expired on March 5, 2004, and no agreement was reached regarding an extension. We have decided not to pursue further negotiations relating to this matter.

         In March 2004, we issued two additional press releases relating to a our potential acquisition of an interest in a manufacturer of digital fiber optic cable equipment. On March 18, 2004, we announced that we had signed a letter of intent to acquire a minority interest in a manufacturer based in southern California, and that in connection with the acquisition, we anticipated that we would enter into an exclusive manufacturing agreement. On March 26, 2004, we announced that we anticipated that we expected to finalize the acquisition of the interest and the exclusive agreement.


         On April 13, 2004, we entered into a stock purchase agreement with Broadata Communications, Inc., a California corporation ("Broadata") under which we purchased 400,000 shares of Broadata Series B Preferred Stock (the "Broadata Preferred Shares") for an aggregate purchase price of $300,000. The Broadata Preferred Shares are convertible, at our option, into an equivalent number of shares of Broadata common stock, subject to adjustment. The Broadata Preferred Shares are not redeemable by Broadata. As a holder of the Broadata Preferred Shares, we have the right to vote the number of shares of Broadata common stock into which the Broadata Preferred Shares are convertible at the time of the vote. In connection with the acquisition of the Broadata Preferred Shares, we also entered into a Preferred Manufacturing Agreement with Broadata. Under this agreement, we will perform exclusive "turn-key" manufacturing services handling most of Broadata's manufacturing operations from material procurement to complete finished box-build of all of Broadata's products. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party.


Material Contracts and Relationships

         We generally use form agreements with standard industry terms as the basis for our contracts with our customers. The form agreements typically specify the general terms of our economic arrangement with the customer (number of units to be manufactured, price per unit and delivery schedule) and contain additional provisions that are generally accepted in the industry regarding payment terms, risk of loss and other matters. We also use a form agreement with our independent marketing representatives that features standard terms typically found in such agreements.

Competition

         The electronic manufacturing services industry is large and diverse and is serviced by many companies, including several that have achieved significant market share. Because of our market's size and diversity, we do not typically compete for contracts with a discreet group of competitors. We compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development and marketing resources. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally.

         We believe that the primary basis of competition in our targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services and price. To remain competitive, we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.


Regulation

         We are subject to typical federal, state, and local regulations and laws governing the operations of manufacturing concerns, including environmental disposal, storage and discharge regulations and laws, employee safety laws and regulations, and labor practices laws and regulations. We are not required under current laws and regulations to obtain or maintain any specialized or agency-specific licenses, permits, or authorizations to conduct our manufacturing services. Other than as discussed in "Legal Proceedings" concerning delinquent payroll taxes, we believe we are in substantial compliance with all relevant regulations applicable to our business and operations.

Employees


         We employ 73 persons: 5 in administrative positions, 3 in engineering and design, 63 in clerical and manufacturing, and 2 in sales.


Corporate Background

         Our core business was commenced by Circuit Technology, Inc. ("Circuit"), in 1993 by our president, Iehab Hawatmeh. Circuit enjoyed increasing sales and growth in the subsequent five years, going from $2.0 million in sales in 1994 to $15.4 million in 1998, leading to the purchase of two additional SMT assembly lines in 1998 and the acquisition of Racore Computer Products, Inc., in 1997. During that period, Circuit hired additional management personnel to assist in managing its growth, and Circuit executed plans to expand its operations by acquiring a second manufacturing facility in Colorado. Circuit subsequently determined in early 1999, however, that certain large contracts that accounted for significant portions of our total revenues provided insufficient profit margins to sustain the growth and resulting increased overhead. Furthermore, internal accounting controls then in place failed to apprise management on a timely basis of our deteriorating financial position. During the last several years, we have experienced significant losses, including $4,179,654 in 2000, $2,933,084 in 2001,$2,149,810 in 2002, and $2,984,178 in
2003.

         We were incorporated in Nevada in 1987, under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until July 1, 2000, when we issued a total of 10,000,000 shares of our common stock (150,000,000 of our shares as presently constituted) to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit.

         In 1987, Vermillion Ventures, Inc. filed an S-18 registration statement with the United States Securities and Exchange Commission ("SEC") but did not at that time become a registrant under the Securities Exchange Act of 1934 ("1934 Act"). From 1989 until 2000, Vermillion did not make any filings with the SEC under the 1934 Act. In July 2000, we commenced filing regular annual, quarterly, and current reports with the SEC on Forms 10-KSB, 10-QSB, and 8-K, respectively, and have made all filings required of a public company since that time. In February 2001, we filed a Form 8-A with the SEC and became a registrant under the 1934 Act. We may be subject to certain liabilities arising from the failure of Vermillion to file reports with the SEC from 1989 to 1990, but we believe these liabilities are minimal because there was no public market for the common shares of Vermillion from 1989 until the third quarter of 1990 (when our shares began to be traded on the Pink Sheets).

         On August 6, 2001, we effected a 1:15 forward split and stock distribution which increased the number of our issued and outstanding shares of common stock from 10,420,067 to 156,301,005. We also increased our authorized capital from 500,000,000 to 750,000,000 shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


This discussion should be read in conjunction with Managements' Discussion and Analysis of Financial Condition and Results of

Operations included in our Annual Report on Form 10-KSB/A for the year ended December 31, 2003.


Overview


We provide a mixture of high- and medium volume turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole and custom injection molded cabling for leading electronics original equipment manufactures ("OEMs") in the communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semiconductor industries. Our services include pre-manufacturing, manufacturing, and post-manufacturing services. Through our subsidiary, Racore Technology Corporation, we design and manufacture Ethernet technology products. Our goal is to offer customers the significant competitive advantages that can be obtained from manufacture outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management, and increased purchasing power.

During 2004, we established a new division, CirTran-Asia, Inc., which has contributed to a large portion of the increase in revenue for the six months ended June 30, 2004. This new division CirTran-Asia is our Asian-based wholly-owned subsidiary of CirTran Corporation and provides a myriad of manufacturing services to the direct response and retail consumer markets. Our experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase; engineering and design, product development and prototyping, tooling, and hi-volume manufacturing.

CirTran has established a dedicated satellite office for CirTran-Asia, and has retained Mr. Charles Ho to lead the new division. Having proven the value and reliability of its core products, CirTran Corporation has chosen to expand into previously untapped product lines. CirTran-Asia will pursue manufacturing relationships beyond printed circuit board assemblies, cables, harnesses and injection molding systems by establishing complete "box-build" or "turn-key" relationships in the electronics, retail and direct consumer markets.

We have been preparing for more than a year for this strategic move into the Asian market. Management anticipates that this new division will elevate CirTran to an international contract manufacturer status of multiple products in a wide variety of industries, and will, in short order, allow us to target large-scale contracts. We anticipate that our new clients will be leading manufacturing and marketing firms in the retail and direct consumer markets.




Significant Accounting Policies




Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Financial Statements contained in our Annual Report on form 10-KSB/A includes a summary of the significant accounting policies and methods used in the preparation of our Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by us.




Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These principles require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Estimated amounts may differ under different assumptions or conditions, and actual results could differ from the estimates.



         Revenue Recognition

Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.



         Inventories



Inventories are stated at the lower of average cost or market value. Costs include labor, material, and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory, and finished goods inventory. Indirect overhead costs have been charged to cost of sales or capitalized as inventory based on management's estimate of the benefit of indirect manufacturing costs to the manufacturing process.


When there is evidence that the inventory's value is less than original cost, the inventory is reduced to market value. The Company determines market value on current resale amounts and whether technological obsolescence exists. The Company has agreements with most of its customers that require the customer to purchase inventory items related to their contracts in the event that the contracts are cancelled.

The market value of related inventory is based upon those agreements.

The Company typically orders inventory on a customer-by-customer basis. In doing so the Company enters into binding agreements that the customer will purchase any excess inventory after all orders are complete. Almost 80% of the total inventory is secured by these agreements.





         Checks Written in Excess of Cash in Bank




Historically, banks have temporarily lent funds to us by paying out more funds than were in our accounts, under existing lines of credit with those banks. Subsequent to May 2000, when Abacas purchased our line of credit obligation, the Company no longer had lines of credit with banks, and those loans were no longer available or made to us. The Company acquired an equity line of credit effective as of June of 2003, described more fully under "Liquidity and Financing Arrangements."



Under our cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. These overdrafts are included as a current liability in the balance sheets.

Related Party Transactions


Certain transactions involving Abacas Ventures, Inc., the Saliba Private Annuity Trust and the Saliba Living Trust are regarded as related party transactions under FAS 57. Disclosure concerning these transactions is set out in this Item 6 under "Liquidity and Capital Resources - Liquidity and Financing Arrangements," and in

"Item 5 - Other Information."





Results of Operations - Comparison of Years Ended December 31, 2003 and 2002

         Sales and Cost of Sales

Net sales decreased 47.2 % to $1,215,245 for the year ended December 31, 2003 as compared to $2,299,668 for the year ended December 31, 2002. Due to a lack of funds we could not pursue turnkey business. As a result our sales decreased because we had to rely on pre-existing customers and more consigned business. For CirTran Corporation, we had two pre-existing customers that have generated approximately 51% of the sales for 2003.

Cost of sales for the year ended December 31, 2003 was $854,542, as compared to $1,966,851 during the prior year. Those costs as a percentage of net sales were 70.3% during 2003 as compared to 85.5% during 2002. The improvement in the cost of sales was attributed to the higher margin contracts the company completed and additional consigned business, where the customer supplies all materials needed and our costs are for direct labor only.

Additionally, improvement of inventory management and control has positively affected our gross margins. We traditionally tracked inventory by customer rather than by like-inventory item, and, as a result, we often purchased new inventory to produce products for a new customer, when we likely had the necessary inventory on hand under a different customer name. This prior practice led to a reserve for obsolescence and excess inventory, which for the year 2003 was $700,207, as compared to $540,207 in 2002. However, because of the higher margin sales, our cost of sales decreased. We have changed our method of managing and controlling our inventory so that we can identify inventory by a general part number, rather than a customer number, and we have instituted monthly reviews to better update and control our inventory. We believe these improvements have led to better inventory control and will contribute to decreased cost of sales. If we are successful in decreasing our cost of sales further, and if we are able to maintain and increase our levels of sales, we believe we will be successful in generating sufficient gross profit to cover our selling, general and administrative expenses.

The following charts present (i) comparisons of sales, cost of sales and gross profit generated by our two main areas of operations, i.e., electronics assembly and Ethernet technology, during 2002 and 2003; and (ii) comparisons during these two years for each division between sales generated by pre-existing customers and sales generated by new customers.



                                  Year           Sales             Cost of Sales          Gross Loss/Margin
                                 ------       ------------      ------------------    ------------------------
Electronics Assembly              2003         1,050,090             929,800 (1)                 120,290
                                  2002         1,838,781           1,673,739                     165,042
Ethernet Technology               2003           165,155              84,742                      80,413
                                  2002           460,887             293,112                     167,775

    (1) Includes the writedown of carrying value of inventories of $160,000






                                  Year            Total Sales       Pre-existing Customers       New Customers
                                --------        --------------    -------------------------     ------------------
Electronics Assembly              2003              1,050,090               1,036,418                  13,672
                                  2002              1,838,781               1,817,312                  21,469
Ethernet Technology               2003                165,155                 127,040                  38,115
                                  2002                460,887                 338,927                 121,960



         Inventory

We use just-in-time manufacturing, which is a production technique that minimizes work-in-process inventory and manufacturing cycle time, while enabling us to deliver products to customers in the quantities and time frame required. This manufacturing technique requires us to maintain an inventory of component parts to meet customer orders. Inventory at December 31, 2003 was $1,247,428, as compared to $1,550,553 at December 31, 2002. The decrease is due to the increase in the reserve of obsolete and slow moving inventory of $160,000 and increased efforts to use inventory on hand.

         Selling, General and Administrative Expenses

During the year ended December 31, 2003, selling, general and administrative expenses were $2,402,968 versus $2,180,226 for 2002, a 10.2% increase. The increase was due to an increase in the legal fees and financing fees for our equity line of credit, along with our efforts to aggressively market our products during a period of economic downturn.


         Other Income and Expense


Interest expense for 2003 was $571,044 as compared to $437,074 for 2002, an increase of 30.73%. This increase is primarily attributable to an increase in interest related to notes payable to Cornell.


As of December 31, 2002 there was a gain on the settlement of the sub-lease in Colorado Springs of $152,500, which was the majority of the other income of $159,673 for the year ending December 31, 2002.


As a result of the above factors, our overall net loss increased 35.4% to $2,910,978 for the year ended December 31, 2003, as compared to $2,149,810 for the year ended December 31, 2002.

Results of Operations - Comparison of Periods Ended June 30, 2004 and 2003

         Sales and Cost of Sales

Net sales increased to $1,924,242 for the three-month period ended June 30, 2004, as compared to $416,762 during the same period in 2003 for an increase of 361.7%. The second quarter sales increase can be attributed to several factors, including the strengthening of the overall market economy. Industry-wide, we are seeing more OEMs release larger order commitments with extended time tables. The second significant factor directly related to CirTran is our marketing approach. Most contract manufacturers approach customers on a job-by-job basis. CirTran approaches customers on a partner basis. We have developed a program where we can be more effective when we control the material procurement, purchasing, and final assembly, providing the customer a final quality product delivered on time and at a lower market cost. And the biggest factor is establishing a new division CirTran-Asia, which has contributed to a large portion of the increase in revenue. This new division CirTran-Asia, is our Asian based wholly-owned subsidiary of CirTran Corporation provides a myriad of manufacturing services to the Direct Response and Retail consumer markets. Our vast experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase; Engineering and Design, Product Development and Prototyping, Tooling, Hi-Volume Manufacturing etc.. Cost of sales increased by 476.2%, from $271,211 during the three-month period ended June 30, 2003, to $1,562,788 during the same period in 2004. The increase in cost of sale is due to increase in revenue. Our gross profit margin for the three-month period ended June 30, 2004, was 18.8%, down from 34.9% for the same period in 2003. The decrease is due to the increase of cost of sales for CirTran-Asia sales that have smaller gross margin.

         Inventory

We use just-in-time manufacturing, which is a production technique that minimizes work-in-process inventory and manufacturing cycle time, while enabling us to deliver products to customers in the quantities and time frame required. This manufacturing technique requires us to maintain an inventory of component parts to meet customer orders. Inventory at June 30, 2004, was $1,590,014, as compared to $1,247,248 at December 31, 2003. The increase in inventory is required to facilitate the increase in turnkey sales.

         Selling, General and Administrative Expenses

During the quarter ended June 30, 2004, selling, general and administrative expenses were $650,759 versus $559,545 for the same period in 2003, a 16.3% increase. The increase was due to a $315,000 increase in our acquisition and organizational costs in starting up CirTran-Asia division, along with our efforts to aggressively market our products during a period of economic downturn. Selling, general and administrative expenses as a percentage of sales as of June 30, 2004 were 33.8% as compared to 134.3% during the same period in 2003. This decrease is due in part to an increase in sales and better management of expenses.

         Interest Expense

Interest expense for quarter ended June 30, 2004, was $233,031 as compared to $138,284 for the same period in 2003, an increase of 68.5%. The increase is primarily due to interest expense related to notes payable to the Equity Line Investor. As of June 30, 2004, and December 31, 2003, the amount of our liability for delinquent state and federal payroll taxes and estimated penalties and interest thereon was $2,125,183 and $2,107,930, respectively.

As a result of the above factors, our overall net loss decreased 34.5% to $361,964 for the quarter ended June 30, 2004, as compared to $552,278 for the quarter ended June 30, 2003. This decrease was in part attributed to a substantial increase in sales and better cost controls.


Liquidity and Capital Resources


Our expenses are currently greater than our revenues. We have had a history of losses, and our accumulated deficit was $19,086,866 at June 30, 2004, and $18,141,280 at December 31, 2003. Our net operating loss for the quarter ending June 30, 2004, was $361,964, compared to $552,278 for the quarter ended June 30, 2003. Our current liabilities exceeded our current assets by $5,128,208 as of June 30, 2004, and $5,529,244 as of December 31, 2003. The decrease was mostly attributable to decreasing account payables, and in increase in accounts receivable and inventory. For the six months ended June 30, 2004 and 2003, we had negative cash flows from operations of $1,131,294 and $370,588, respectively.





                  Cash


We had cash on hand of $35,089 at June 30, 2004, and $54,135 at December 31, 2003.

Net cash used in operating activities was $1,131,294 for the six months ended June 30, 2004. During six months ended June 30, 2004, net cash used in operations was primarily attributable to $945,586 in net losses from operations and an increase in accounts receivable of $949,072, partially offset by increases in accrued liabilities and accounts payable of $427,143 and $355,456, respectively. The non-cash charges were for depreciation and amortization of $116,228 and loan costs and interest paid from loan proceeds of $145,000.


Net cash used in investing activities during the six months ended June 30, 2004, consisted of equipment purchases of $245,128 and a purchase of investment securities in the amount of $300,000.


Net cash provided by financing activities was $1,657,376 during the six months ended June 30, 2004. Principal sources of cash were proceeds of $1,895,233 from notes payable to related parties, proceeds from notes payable of $2,927,000, and proceeds from the exercise of options to purchase common stock of $80,000. These proceeds were offset by principal payments on notes payable to related parties in the amount of $2,913,432.


                  Accounts Receivable


At June 30, 2004, we had receivables of $1,038,259, net of a reserve for doubtful accounts of $28,876, as compared to $89,187 at December 31, 2003, net of a reserve of $28,876. This increase was primarily attributed to sales having substantially increased in the last month of the second quarter as compared to the last two months in 2003.


                  Accounts Payable


Accounts payable were $944,159 at June 30, 2004, as compared to $1,300,597 at December 31, 2003. This decrease is primarily attributed to conversions of accounts payable to notes payable in relation to settlements made by Abacas Ventures.

                  Liquidity and Financing Arrangements


We have a history of substantial losses from operations and using rather than providing cash in operations. We had an accumulated deficit of $19,086,866 and a total stockholders' deficit of $4,015,036 at June 30, 2004. As of June 30, 2004, our monthly operating costs and interest expenses averaged approximately $280,000 per month.




Significant amounts of additional cash will be needed to reduce our debt and fund our losses until such time as we are able to become profitable. At June 30, 2004, we were in default of notes payable whose principal amount, not including the amount owing to Abacas Ventures, Inc., was approximately $320,000. In addition, the principal amount of notes that either mature in 2004 or are payable on demand




was approximately

$2,410,000.

In conjunction with our efforts to improve our results of operations, discussed above, we are also actively seeking infusions of capital from investors and are seeking to replace our operating line of credit. It is unlikely that we will be able, in our current financial condition, to obtain additional debt financing; and if we did acquire more debt, we would have to devote additional cash flow to paying the debt and securing the debt with assets. We may therefore have to rely on equity financing to meet our anticipated capital needs. There can be no assurances that we will be successful in obtaining such capital. If we issue additional shares for debt and/or equity, this will dilute the value of our common stock and existing shareholders' positions.




Subsequent to our acquisition of Circuit in July 2000, we took steps to increase the marketability of our shares of common stock and to make an investment in our company by potential investors more attractive. These efforts consisted primarily of seeking to become current in our filings with the Securities and Exchange Commission and of seeking approval for quotation of our stock on the NASD Over the Counter Electronic Bulletin Board. NASD approval for quotation of our stock on the Over the Counter Electronic Bulletin Board was obtained in July 2002.



Notes Payable to Equity Line Investor -- At December 31, 2003, we owed $650,000 to Cornell Capital Partners, LP, pursuant to prior unsecured promissory notes. During the six months ended June 30, 2004, we borrowed an additional $3,200,000 from Cornell, pursuant to four additional unsecured promissory notes. In lieu of interest, we paid fees at closing of 5% of the loan amount to an affiliate of the lender. These fees have been recorded as interest expense. The fees were negotiated in each instance and agreed upon by us and by the lender and its affiliate. The notes were repayable over periods ranging from 88 days to 193 days. Each of the notes stated that if we did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance. Through June 30, 2004, we directed the repayment of $1,450,000 of these notes from proceeds generated under the Equity Line Agreement, discussed below. At June 30, 2004, the balance owing on these notes was $2,400,000. All notes were paid when due or before, and at no time did we incur the 24% penalty interest rate.

There can be no assurance that we will be successful in obtaining more debt and/or equity financing in the future or that our results of operations will materially improve in either the short- or the long-term. If we fail to obtain such financing and improve our results of operations, we will be unable to meet our obligations as they become due. That would raise substantial doubt about our ability to continue as a going concern.




In conjunction with efforts to improve the results of our operations, discussed above, on November 5, 2002, we entered into an Equity Line of Credit Agreement with Cornell Capital Partners, LP, a private investor ("Cornell").

We subsequently terminated that agreement, and on April 8, 2003, we entered into an amended equity line agreement (the "Equity Line Agreement") with Cornell. Under the Equity Line Agreement, we have the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of our common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice is tendered. Cornell is required under the Equity Line Agreement to tender the funds requested by us within two trading days after the five-trading- day period used to determine the market price.




During the three months ended June 30, 2004, we drew an aggregate amount of $800,000 under the Equity Line Agreement, pursuant to draws on the Equity Line, net of fees of $32,000, and issued a total of 13,467,303 shares of common stock to Cornell under the Equity Line Agreement. At our direction, Cornell retained the proceeds of the draws under the Equity Line Agreement and applied them as payments on the notes to Cornell, discussed above.

Pursuant to the Equity Line Agreement, in connection with each draw, we agreed to pay a fee of 4% of the amount of the draw to Cornell as consideration for its providing the Equity Line. Total fees paid for the three months ended June 30, 2004 were $68,000. Of these payments, $32,000 was offset against additional paid-in capital as shares were issued under the Equity Line Agreement and $36,000 was recorded as deferred offering costs for total deferred offering costs of $96,000 at June 30, 2004. These deferred offering costs will be offset against additional paid-in capital as shares are issued under the Equity Line Agreement subsequent to June 30, 2004.

From January 1, 2004 through August 18, 2004, we drew an aggregate of $2,150,000 under the Equity Line Agreement, net of deferred offering costs of $86,000 and issued 57,464,386 shares of common stock to Cornell under the Equity Line Agreement. At our direction, Cornell has applied the proceeds of the draws under the Equity Line Agreement as payments on the notes to Cornell, discussed above.


Forward-looking statements

All statements made in this prospectus, other than statements of historical fact, which address activities, actions, goals, prospects, or new developments that we expect or anticipate will or may occur in the future, including such things as expansion and growth of operations and other such matters are forward-looking statements. Any one or a combination of factors could materially affect our operations and financial condition. These factors include competitive pressures, success or failure of marketing programs, changes in pricing and availability of parts inventory, creditor actions, and conditions in the capital markets. Forward-looking statements made by us are based on knowledge of our business and the environment in which we currently operate. Because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements.


                    The Standby Equity Distribution Agreement

We entered into a Standby Equity Distribution Agreement (the "Agreement") dated May 21, 2004, with Cornell Capital Partners, LP (the "SEDA Investor"). Under the Agreement, we have the right, at our sole discretion, to draw up to $20 million on the standby equity facility (the "SEDA Facility") and put to the SEDA Investor shares of our common stock in lieu of repayment of the draws. The number of shares to be issued in connection with each draw is determined by dividing the amount of the draw by the lowest volume-weighted average price of our common stock during the five consecutive trading days after the advance is sought. The maximum advance amount is one million dollars ($1,000,000) per advance, with a minimum of seven trading days between advances. The SEDA Investor intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then-prevailing market price. In addition, the SEDA Investor will retain 5% of each advance as a fee under the Agreement. The term of the Agreement runs over a period of twenty-four months after the effective date of this registration statement or until the full $20 million has been drawn, whichever comes first. Nevertheless, we are under no obligation to draw any or all of the funds under

SEDA Facility. We intend to use the draws, if any, against the SEDA Facility for general business purposes, working capital, and repayment of indebtedness, including indebtedness to the SEDA Investor in connection with unrelated notes.

We have engaged Newbridge Securities Corporation ("Newbridge"), an unaffiliated registered broker-dealer, to advise us in connection with the Agreement. We agreed to pay Newbridge a fee of 100,000 shares of our common stock. This prospectus also covers the resale by Newbridge of these shares of common stock.

In connection with the Agreement, we entered into an escrow agreement under which Butler Gonzalez LLP agreed to act as escrow agent under the Agreement. Under the escrow agreement, shares of our common stock issuable in connection with the SEDA Facility are placed into escrow, and are released to the SEDA Investor in connection with draws made on the SEDA Facility. Similarly, the amounts of the draws are placed into the escrow account and released to us at each closing.

Additionally, in connection with the Agreement, we granted registration rights to the SEDA Investor and to Newbridge, and filed this registration statement on Form SB-2 which covers the resale by the SEDA Investor and Newbridge of shares issued in connection with the Agreement.

As discussed above in the "Risk Factors" section, there is no cap on the number of shares that can be issued under the Agreement. This prospectus and the registration statement of which it is a part covers the resale by the SEDA Investor and Newbridge of up to 250,000,000 shares of our common stock. If we need to issue more than 250,000,000 in connection with the Agreement, we will need to file additional registration statements to cover the resale of those shares.

There is a large number of shares of common stock underlying the Agreement that will be available for future sale, and the sale of these shares will cause dilution to our existing shareholders.

We are limited with respect to how often we can exercise a draw down and the amount of each draw down. We may not make draws against the SEDA Facility more often than every seven trading days. Additionally, the Agreement prohibits us from drawing an amount that would result in our issuing shares to the SEDA Investor such that the SEDA Investor owns in excess of 9.9% of our then-outstanding common stock.

Brokers or dealers effecting transactions in the shares being registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.


                              Selling shareholders


         Two of our investors are the Selling Shareholders in connection with this prospectus and the registration statement of which it is a part. None of the Selling Shareholders is affiliated in any way with CirTran or any of our affiliates other than in connection with the prior Equity Line Agreement and certain loans which Cornell has made to us, described above, and neither the Selling Shareholders nor any of their affiliates have any relationship of any type with us and our affiliates other than the presently established Equity Line Agreement (discussed above) and the notes to Cornell (discussed above) between the Selling Shareholders, on the one hand, and CirTran, on the other hand. This prospectus, and the registration statement of which it is a part, cover the shares to be issued to the Selling Shareholders in connection with the SEDA Facility.

         The following table provides information about the actual and potential ownership of shares of our common stock by the Selling Shareholders in connection with the Standby Equity Distribution Agreement as of August 24, 2004, and the number of our shares registered for sale in this prospectus. The number of shares of common stock issuable to the SEDA Investor under the SEDA Facility varies according to the market price at and immediately preceding the put date. Solely for purposes of estimating the number of shares of common stock that would be issuable to the SEDA Investor as set forth in the table below, we have assumed a hypothetical put by us on August 31, 2004, of the full remaining amount of $20,000,000 under the SEDA Facility at a per share price of approximately $0.04. The actual per share price and the number of shares issuable upon actual puts by us could differ substantially. This prospectus and the registration statement of which it is a part covers the resale of up to 250,000,000 shares of our common stock, of which 249,900,000 are registered in connection with shares issued to the SEDA Investor in lieu of repayment of draws on the SEDA Facility.


         Under the terms and conditions of the Standby Equity Distribution Agreement, the SEDA Investor is prohibited from having shares put to it under the SEDA Facility to the extent such put by us would result in that person beneficially owning more than

9.9% of the then outstanding shares of our common stock following such put. This restriction does not prevent the SEDA Investor from receiving and selling put shares and thereafter receiving additional put shares. In this way, the SEDA Investor could sell more than 9.9% of our outstanding common stock in a relatively short time frame while never beneficially owning more than 9.9% of the outstanding CirTran common stock at any one time. For purposes of calculating the number of shares of common stock issuable to the SEDA Investor assuming a put of the full amount under the SEDA Facility, as set forth below, the effect of such 9.9% limitation has been disregarded. The number of shares issuable to the SEDA Investor as described in the table below therefore may exceed the actual number of shares such Selling Shareholder may be entitled to beneficially own under the SEDA Facility. The following information is not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

                        Shares of
                        Common        Shares of       Percentage
                        Stock         Common Stock    of Common
                        Owned by      Issuable to     Stock           Number of       Number of
                        Selling       Selling         Issuable to     Shares of       Shares of      Percentage of
                        Share-holder  Shareholder     Selling         Common Stock    Common         Common Stock
                        Prior to      in              Shareholder     Registered      Stock Owned    Beneficially
Name of Selling         Offering      Connection      in              Hereunder (2)   After          Owned After
Shareholder                           with SEDA       Connection                      Offering       the Offering
                                      Facility        with SEDA
                                      Transaction     Facility
                                      (1)             Transaction
----------------------  ----------- ----------------  --------------  --------------  -------------  ---------------
Cornell Capital               0      500,000,000 (3)      54.82%         249,900,000          0 (4)       0% (4)
Partners, LP
----------------------  ----------- ----------------  --------------  --------------  -------------  ---------------
Newbridge Securities    100,000 (5)            0           0.02%             100,000          0 (6)       0% (6)
Corporation
----------------------  ----------- ----------------  --------------  --------------  -------------  ---------------


---------------------


         (1) As noted above, the Selling Shareholder is prohibited by the terms of the Standby Equity Distribution Agreement from having shares put to it under the SEDA Facility to the extent that such put of shares by us would result in that person beneficially owning more than 9.9% of the then outstanding shares of our common stock following such put. The percentages set forth are not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

         (2) The registration statement of which this prospectus is a part covers up to 249,900,000 shares of common stock issuable under the SEDA Facility. Because the specific circumstances of the issuances under the SEDA Facility are unascertainable at this time, the precise total number of shares of our common stock offered by the Selling Shareholder cannot be fixed at this time, but cannot exceed 249,900,000 unless we file additional registration statements registering the resale of the additional shares. The amount set forth below represents the number of shares of our common stock that have been issued and that would be issuable, and hence offered in part hereby, assuming a put of the full remaining amount under the SEDA Facility as of July 9, 2004. The actual number of shares of our common stock offered hereby may differ according to the actual number of shares issued upon such conversions.

         (3) Includes:


                  500,000,000 shares of common stock issuable upon a hypothetical put of the full $20,000,000 available under the SEDA Facility as of August 31, 2004. This prospectus registers only up to 249,900,000 shares of common stock issuable under the SEDA Facility. Accordingly, we may not issue shares in excess of 249,900,000 unless we file additional registration statements registering the resale of the additional shares.

         (4) Assumes a hypothetical draw of the full $20,000,000 available under the SEDA Facility as of August 31, 2004, and the issuance of 500,000,000 shares of our common stock, together with the sale by the SEDA Investor of all such shares. There is no assurance that the SEDA Investor will sell any or all of the shares offered hereby. However, the SEDA Investor is contractually prohibited from holding shares, and we are contractually prohibited from putting shares to the SEDA Investor that would cause it to hold shares, in excess of 9.9% of the then-issued and shares of our common stock. This number and percentage may change based on the SEDA's decision to sell or hold the Shares.


         (5) Consisting of 100,000 shares issued to Newbridge Securities Corporation as payment for its services as placement agent.

         (6) There is no assurance that the Selling Shareholders will sell any or all of the shares offered hereby. If the Selling Shareholders sell all of the shares issued to them in connection with the SEDA Facility, the number of shares held following such sales would be 0 and the percentage of ownership would be 0%.



The following table lists the natural person who has or shares voting or investment control of each of the Selling Shareholders:

Selling Stockholder                         Name of Natural Person(s)

Cornell Capital Partners LP                 Mark Angelo*
Newbridge Securities Corporation            Guy S. Amico

* Mark Angelo is the President of Yorkville Advisors, which is the general partner of Cornell, and exercises voting and investment control over Yorkville Advisors, which exercises voting and investment control over Cornell.

                              Plan of Distribution

         Once the registration statement of which this prospectus is part becomes effective with the Commission, the Shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on the OTC Bulletin Board, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any means permitted under law, including one or more of the following:

          o a block trade in which a broker-dealer engaged by a Selling Shareholder will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

          o an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

          o ordinary brokerage transactions in which the broker solicits purchasers; and

          o    privately negotiated transactions.

In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the Shares or otherwise, a Selling Shareholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares covered by this prospectus in the course of hedging the positions they assume with the Selling Shareholder. A Selling Shareholder may also sell the Shares short and redeliver the Shares to close out such short positions. A Selling Shareholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell or otherwise transfer under this prospectus. A Selling Shareholder may also loan or pledge the Shares registered hereunder to a broker- dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholder is an underwriter with respect to its resales of the Shares.

         We have advised the Selling Shareholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

         All costs, expenses and fees in connection with the registration of the Shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the appropriate Selling Shareholder. A Selling Shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the Shares.


         We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective for a period of 2 years from the date of the last advance under the SEDA Facility. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.


         The Selling Shareholders are not obligated to sell any or all of the Shares covered by this prospectus.

         In order to comply with the securities laws of certain states, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Shares may be subject to the notice filing requirements of certain states.

                                  Regulation M

         We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

         During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the Shares.

                                Legal Proceedings



         As of June 30, 2004, the Company had accrued liabilities in the amount of $2,125,183 for delinquent payroll taxes, including interest estimated at $437,042 and penalties estimated at $230,927. Of this amount, approximately $308,847 was due the State of Utah. During the first quarter of 2003, no payments were made to the State of Utah. During the third and fourth quarter of 2003, partial payments were made to the State of Utah. Approximately $1,805,397 was owed to the Internal Revenue Service as of June 30, 2004. The Company, in response to collection notices, filed a due process appeal with the Internal Revenue Service's Appeals Office. The appeal was resolved by an agreement with the Appeals Office that allowed the Company to file an offer in compromise of all federal tax liabilities owed by the Company based on its ability to pay. The Company filed its offer in compromise with the IRS, and the IRS is in the process of reviewing the offer. Further, the Utah State Tax Commission has entered into an agreement to allow the Company to pay the liability owing to the State of Utah in equal monthly installments over an extended period of time, yet to be determined. Approximately $10,939 was owed to the State of Colorado as of June 30, 2004.


         We (as successor to Circuit Technology, Inc.) were a defendant in an action in El Paso County, Colorado District Court, brought by Sunborne XII, LLC, a Colorado limited liability company, for alleged breach of a sublease agreement involving facilities located in Colorado. Effective January 18, 2002, we entered into a settlement agreement with Sunborne with respect to the above-described litigation. The settlement agreement required us to pay Sunborne the sum of $250,000. Of this amount, $25,000 was paid upon execution of the agreement, and the balance of $225,000, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, we executed and delivered to Sunborne a Confession of Judgment and also issued to

Sunborne 3,000,000 shares of our common stock, which are held in escrow and have been treated as treasury stock recorded at no cost. Because 75% of the balance owing under the agreement was not paid by May 18, 2002, we were required to prepare and file a registration statement to register the resale of the escrowed shares.

         As of May 16, 2003, the Company was in default of its obligations under the settlement agreement with Sunborne, i.e., the total payment due thereunder had not been made, a registration statement with respect to the escrowed shares was not filed, and the Company had not replaced the escrowed shares with registered, free-trading shares as per the terms of the agreement. Accordingly, Sunborne filed a foreign judgment in Salt Lake City and proceeded with execution thereon. The Company is continuing to negotiate with Sunborne in an attempt to settle the remaining obligation.


         Pursuant to a Termination of Sublease Agreement dated as of May 22, 2002 among the Company, Sunborne and other parties, the sublease agreement that was the subject of the Colorado litigation with Sunborne was terminated and a payment of approximately $109,000 was credited against the amount owed by the Company to Sunborne under the settlement agreement. Sunborne has filed a claim that this amount was to be an additional rent expense rather than a payment on the note payable. The Company disputes this claim and intends to vigorously defend the action.

         We also assumed certain liabilities of Circuit Technology, Inc. in connection with our transactions with that entity in the year 2000, and as a result we are defendant in a number of legal actions involving nonpayment of vendors for goods and services rendered. We have accrued these payables and have negotiated settlements with respect to some of the liabilities, including those detailed below, and are currently negotiating settlements with other vendors.



         Contact East has notified the Company that it believes it has a claim against the Company in the amount of $32,129.89 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.


         C/S Utilities has notified the Company that it believes it has a claim against the Company in the amount of $32,472 regarding utilities services. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.


         Future Electronics Corp v. Circuit Technology Corporation, Civil No. 000900296, Third Judicial District Court, Salt Lake County, State of Utah. Suit was brought against the Company on or about January 12, 2000, under allegations that the Company owed $646,283.96 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims were asserted for breach of contract, fraud, negligent misrepresentation, unjust enrichment, account stated and dishonored instruments. The Company answered the complaint, admitting that it owed certain sums for conforming goods and services and denying all other claims. Partial Summary Judgment was entered in the amount of $646,783.96 as to certain claims against the Company. Negotiations for settlement resulted in an agreement for settlement of all claims of Future against the Company subject to performance by the Company under the agreement. The Company also issued to Future 352,070 shares of its restricted common stock. The Company did not perform its obligations under the settlement agreement, and a Confession of Judgment was entered in January 2002 in the amount of $519,052.00. The Company disputes the amount of the judgment entered. No collection efforts have been made. The Company is negotiating settlement.

         Molex has notified the Company that it believes it has a claim against the Company in the amount of $90,000.00 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.

         Signal Transformer Co., Inc., has notified the Company that it believes it has a claim against the Company in the amount of $38,989 for the cost of goods or services provided to the Company for the Company's use and benefit. Negotiations for settlement of this claim have resulted in an agreement in principal whereby the Company will arrange for a cash payment to this creditor. The parties are presently negotiating the terms of the settlement documents. However, until the settlement documents are executed and delivered, there can be no assurance that the creditor's claims will be settled nor that the terms will be favorable to the Company.

         SuhTech Electronics adv. Circuit Technology Corporation, Civil No. 00L14505, Circuit Court of Cook County Department, Law Division, State of Illinois. Suit was brought against the Company on or about December 23, 1999, under allegations that the Company owed $213,717.70 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims are asserted for breach of contract, unjust enrichment and account stated. The Company has answered, admitting that it owed certain sums for conforming goods and services and denying all other claims. Judgment was subsequently entered against the Company on May 29, 2002. The parties subsequently entered into a settlement agreement, and the Company has paid the amounts required. Under the settlement agreement, SuhTech is required to dismiss the case, but as of the date of this prospectus, the case had not been dismissed.

         University of Utah v. CirTran Corporation, Third District Court, Salt Lake County, Civil No. 020900494 . The University of Utah filed a claim against the Company on January 18, 2002, seeking $37,473.10 in damages. Summary judgment was entered against the Company. The Company entered into a settlement agreement on September 16, 2003, under which the Company is required to make monthly payments of $5,185.47. The total settlement amount under the agreement is $62,225.64. The Company has made all of the required payments, and the University of Utah has agreed to dismiss the case. As of the date of this prospectus, the case had not been dismissed.


         Volt Temporary Services has notified the Company that it believes it has a claim against the Company in the amount of $30,986 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.



         George M. Madanat, Civil No. KC 035616, Superior Court of the State of California for the County of Los Angeles, East District. Suit was brought against the company on or about April 2, 2001, under allegations that the company owed $121,824.90 under the terms of a promissory note. A Stipulation for Settlement and for Entry of Judgment was executed by the parties wherein the Company agreed to arrange for payment of a principal amount of $145,000 in 48 monthly installments. The Company subsequently defaulted on its obligations under the settlement agreement, and judgment was entered against the Company. The Company is attempting to settle this matter with Mr. Madanat.

         Cardio Pulmonary Technologies, Inc., vs. Patrick M. Volz, Peripheral Systems, Inc., and CirTran Corporation, Civil No. 03090501B, Third Judicial District Court, Salt Lake County, State of Utah. On April 4, 2003, suit was brought against the Company and two other named defendants by plaintiff Cardio Pulmonary Technologies ("CPT"), alleging a breach of contract between CPT and the other two named defendants. Plaintiff's claims against the Company arise out of an alleged breach of an alleged agreement between the Company and Peripheral Systems, Inc. The Company answered the Complaint . Cardio Pulmonary Technologies has voluntarily agreed to dismiss the claims against the Company without prejudice. As of the date of this prospectus, the case had not been dismissed.

     Howard Salamon, dba Salamon Brothers vs. CirTran Corporation, Civil No. 2:03-00787, U.S. District Court, District of Utah. Howard Salamon originally filed suit against the Company in the U.S. District Court, Eastern District of New York, seeking finders fees, consisting of shares of the Company's common stock valued at $350,000, allegedly owed in connection with Salamon's introducing the Company to Cornell Capital Partners, L.P., the Equity Line Investor. The Company disputes the claims in the complaint. The case was dismissed in New York and refiled in Utah. The Company has filed its answer in the Utah case and the lawsuit is proceeding. The Company is also currently conducting settlement negotiations.


     P R Newswire Association, Inc., v. CirTran, Superior Court of New Jersey, DC-000359-04. On March 9, 2004, a judgment was entered against CirTran in the amount of $5,106.28, with fees of $171.13. The Parties are presently negotiating settlement of this matter.

     RecovAR Group, LLC vs. CirTran Corporation, Inc., District Court of Maryland. This matter arises from an agreement between the Company and United Parcel Services, Inc. ("UPS"). UPS alleges that the Company owes approximately $8,024 for services rendered. RecovAR Group, LLC, brought the action on behalf of UPS. The Company is in settlement negotiations with RecovAR Group, LLC.


Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

The following sets forth the names, ages and positions of our directors and officers and the officers of our operating subsidiary, CirTran Corporation
(Utah), along with their dates of service in such capacities.

         Name                       Age                                Positions

Iehab J. Hawatmeh                   37                        President, Chief Financial Officer, Secretary
                                                              and Director of CirTran Corporation; President of CirTran
                                                              Corporation (Utah). Served since July 2000.

Raed Hawatmeh                       38                        Director since June 2001.


Trevor Saliba                       30                        Director since June 2001. Senior Vice-President, Sales and
                                                              Marketing. Served
                                                              since January
                                                              2002.


Iehab J. Hawatmeh, MBA
Chairman, President & CEO

Mr. Hawatmeh founded CirTran Corporation in 1993 and has been its Chairman, President and CEO since its inception. Mr. Hawatmeh oversees all daily operation including financial, technical, operational and sales functions for the company. Under Mr. Hawatmeh's direction, the company has seen its annual sales exceed $20 million, its employment exceed 360 and completed two strategic acquisitions. Prior to forming the company, Mr. Hawatmeh was the Processing Engineering Manager for Tandy Corporation overseeing the company's entire contract manufacturing printed circuit board assembly division. In addition, Mr. Hawatmeh was responsible for developing and implementing Tandy's facility Quality Control and Processing Plan model which is used by CirTran today. Mr. Hawatmeh received his Master's of Business Administration from University of Phoenix and his Bachelor's of Science in Electrical and Computer Engineering from Brigham Young University.

Trevor M. Saliba, MS
Senior Vice President,
Worldwide Business Development

Mr. Saliba is responsible for sales and marketing activities worldwide and is responsible for overseeing all worldwide business development strategies for the company. Mr. Saliba was elected to the Board of Directors in 2001. From 1997 - 2001 he was President and CEO of Saliba Corp., a privately held contracting firm he founded. From 1995-1997 he was an Associate with Morgan Stanley. From 1992 - 1995 he was Vice President of Sales and Marketing for SNJ Industries. Mr. Saliba holds a Bachelors Degree in

Business Administration and a Masters Degree in Finance from La Salle University and has completed an Advanced Graduate Program in Engineering and Management at the University of California, Berkeley.





James Snow
Vice President,
Product Development
President - Racore Technology Corporation

Mr. Snow is the Vice President of Product Development for CirTran Corporation and also President of Racore Technology Corp., a wholly owned subsidiary of the company. Mr. Snow directly oversees the design, planning and management of Racore's proprietary Local Area Network (LAN) products and provides network consulting services to clients. Mr. Snow held the position of Director of Forward Planning and Project Engineering for Phillips Telecommunications and Data Systems (a Division of N.V. Phillips) from 1982 - 1992. In addition he was a Principle Engineer for Digital Equipment Corp. from 1992 - 1994. Mr. Snow holds a Bachelor's degree in Electrical Engineering from Brigham Young University and Business Management from Brookhaven College.

         In June 2002 Mr. Saliba filed for personal bankruptcy in the U.S. Bankruptcy Court in Los Angeles, California, which has not yet been discharged. The bankruptcy was unrelated to Mr. Saliba's involvement in CirTran.

Indemnification Provisions

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

     Commission's Position on Indemnification for Securities Act Liabilities

         Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         Security Ownership of Certain Beneficial Owners and Management


     The following table sets forth the number and percentage of the 425,044,580 outstanding shares of our common stock which, according to the information supplied to us, were beneficially owned, as of August 24, 2004, by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock. None of the individuals listed below own any options or warrants to purchase our common stock.


         Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more shareholder, as the case may be, has furnished us information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.






Name and Address                              Relationship            Common Shares         Percent of Class


Saliba Private Annuity Trust (1)                        5%                 52,173,990       12.27%
115 S. Valley Street                                Shareholder

Burbank, CA 91505


Roger Kokozyon                                          5%                 27,715,620        6.52%
4539 Haskell Avenue                                 Shareholder

Encino, CA 91436


Iehab J. Hawatmeh                                    Director,             60,048,621(2)    11.00%
4125 South 6000 West                                  Officer
West Valley City, Utah 84128                     & 5% Shareholder

Raed Hawatmeh                                        Director              27,790,530        6.54%
10989 Bluffside Drive                                  & 5%
Studio City, CA 91604                               Shareholder


Trevor Saliba (1)                                    Director               1,750,000        *
13848 Valleyheart Drive
Sherman Oaks, CA 91423


All Officers and Directors as a Group                                      89,589,151       18.97%
(3 persons)

-------------------

     *      Less than 1%.

        (1) Includes 7,164,620 shares held by the Saliba Living Trust. Thomas L. Saliba and Betty R. Saliba are the trustees of The Saliba Living Trust and Thomas L. Saliba is the sole trustee of The Saliba Private Annuity Trust. These persons control the voting and investment decisions of the shares held by the respective trusts. Mr. Thomas L. Saliba is a nephew of the grandfather of Mr. Trevor Saliba, one of our directors and officers. Mr. Trevor Saliba is one of five passive beneficiaries of Saliba Private Annuity Trust and has no control over its operations or management. Mr. Saliba disclaims beneficial control over the shares indicated.

        (2) Includes 30,288,465 shares issuable in connection with an agreement between Mr. Hawatmeh and the Company for cancellation of debt owed to Mr. Hawatmeh. As of the date of this prospectus, the shares had not been issued.


                           Description of Common Stock


         Effective August 6, 2001, our authorized capital was increased from 500,000,000 to 750,000,000 shares of common stock, $0.001 par value, and we also effected, effective the same date, a 1:15 forward split of our issued and outstanding shares of common stock through a forward split and share distribution. As of August 24, 2004, 425,044,580 (post forward-split) shares of our common stock were issued and outstanding. We are not authorized to issue preferred stock.


         Each holder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments, and are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, in its sole discretion, from funds legally available for such use. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

         We have never declared or paid a cash dividend on our capital stock, nor do we expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

         We have elected not to be governed by the terms and provisions of the Nevada Private Corporations Law that are designed to delay, defer or prevent a change in control of the Company.

Registration Rights and Related Matters

         Pursuant to an agreement dated November 3, 2000, and as part of our debt settlement with Future Electronics Corporation ("Future"), we granted certain registration rights to Future with respect to 5,281,050 (352,070 pre-forward split) shares of our common stock. These rights provide Future with the opportunity, subject to certain terms and conditions, to include up to 50% of our common stock that it holds in any registration statement filed by us. Among other things, we have agreed to pay any costs incurred with the registration of such stock and to keep any registration statement we file active for a period of 180 days or until the distribution contemplated in the registration statement has been completed. Future's registration rights are assignable and transferable to any individual or entity that does not directly compete with us. These registration rights are not exercisable, however, with respect to registration statements relating solely to the sale of securities to participants in a company stock plan or relating solely to corporate reorganizations. In addition, the rights would not be fully exercisable if an underwriter managing a public offering determined in good faith that market factors required a limitation on the number of shares that Future (or its assignee) would otherwise be entitled to have registered.

         In connection with our debt settlement with Future, our three largest shareholders, Iehab Hawatmeh, Raed Hawatmeh and Roger Kokozyon (see "Security Ownership of Certain Beneficial Owners and Management"), entered into lock-up agreements with Future, whereby they agreed not to sell to the public any shares of our common stock held by them until June 27, 2002, unless previously consented to by Future.

                 Certain Relationships and Related Transactions

         In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock to four of Abacas's shareholders in exchange for cancellation by Abacas of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000.

         In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock to four of Abacas's shareholders in exchange for cancellation by Abacas of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000.


         During 2002, the Company entered into a bridge loan agreement with Abacas. This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments. During the years ended December 31, 2003 and 2002, the Company was advanced $350,000 and $845,000, respectively, and made cash payments of $875,000 and $156,258, respectively, for an outstanding balance on the bridge loan of $163,742 and $688,742, respectively. During the six months ended June 30, 2004, and the year ended December 31, 2003, Abacas purchased certain converted trade payables, notes payable, and accrued interest of the Company of approximately $1.273,713 and $2,986, respectively, and converted the obligations into notes to Abacas. Accrued interest of $27,020 associated with the notes payable was not converted to the note payable with Abacus; therefore, a gain on forgiveness of debt was recorded for $27,020 for the six months ended June 30, 2004. The Company intends to continue to pursue this type of debt conversion going forward with other creditors.


         As of December 31, 2001, Iehab Hawatmeh had loaned us a total of $1,390,125. The loans were demand loans, bore interest at 10% per annum and were unsecured. Effective January 14, 2002, we entered into four substantially identical agreements with existing shareholders pursuant to which we issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share for $500,000 in cash and the cancellation of $2,749,090 principal amount of our debt. Two of these agreements were with the Saliba Private Annuity Trust, one of our principal shareholders, and a related entity, the Saliba Living Trust. The Saliba trusts are also principals of Abacas Ventures, Inc., which entity purchased our line of credit in May 2000. (See "Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Liquidity and Financing Arrangements.") Pursuant to the Saliba agreements, the trusts were issued a total of 26,654,520 shares of common stock in exchange for $500,000 cash and the cancellation of $1,499,090 of debt. We used the $500,000 cash from the sale of the shares for working capital. As a result of this transaction, the percentage of our common stock owned by the Saliba Private Annuity Trust and the Saliba Living Trust increased from approximately 6.73% to approximately 17.76%. Mr. Trevor Saliba, one of our directors and officers, is a passive beneficiary of the Saliba Private Annuity Trust. Pursuant to the other two agreements made in January, we issued an aggregate of 16,666,666 shares of restricted common stock at a price of $0.075 per share in exchange for the cancellation of $1,250,000 of notes payable by two shareholders, Mr. Iehab Hawatmeh (our president, a director and our principal shareholder) and Mr. Rajai Hawatmeh. Of these shares, 15,333,333 were issued to Iehab Hawatmeh in exchange for the cancellation of $1,150,000 in debt. As a result of this transaction, the percentage of our common stock owned by Mr. Hawatmeh increased from 19.9% to approximately 22.18%.

         In February 2000, prior to its acquisition of Vermillion Ventures, Inc., a public company, Circuit Technology, Inc., while still a private entity, redeemed 680,145 shares (as presently constituted) of common stock held by Raed Hawatmeh, who was a director of Circuit Technology, Inc. at that time, in exchange for $80,000 of expenses paid on behalf of the director. No other stated or unstated rights, privileges, or agreements existed in conjunction with this redemption. This transaction was consistent with other transactions where shares were offered for cash.

         In 1999, Circuit entered into an agreement with Cogent Capital Corp., or "Cogent," a financial consulting firm, whereby Cogent agreed to assist and provide consulting services to Circuit in connection with a possible merger or acquisition. Pursuant to the terms of this agreement, we issued 800,000 (pre-forward split) restricted shares (12,000,000 post-forward split shares) of our common stock to Cogent in July 2000 in connection with our acquisition of the assets and certain liabilities of Circuit. The principal of Cogent was appointed a director of Circuit after entering into the financial consulting agreement and resigned as a director prior to the acquisition of Circuit by Vermillion Ventures, Inc. on July 1, 2000.

         Also, as of December 31, 2003 the company owed I&R Properties, LLC, the previous owner of our principal office and manufacturing facility, a total amount of $374,001 in accrued rent. I&R Properties is a company owned and controlled by individuals who are officers, directors and principal stockholders.

         Management believed at the time of each of these transactions and continues to believe that each of these transactions were as fair to the Company as could have been made with unaffiliated third parties.

            Market for Common Equity and Related Stockholder Matters

         Our common stock traded sporadically on the Pink Sheets under the symbol "CIRT" from July 2000 to July 2002. Effective July 15, 2002, the NASD approved our shares of common stock for quotation on the NASD Over-the-Counter Electronic Bulletin Board. The following table sets forth, for the respective periods indicated, the prices of our common stock as reported and summarized on the Pink Sheets. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.




Calendar Quarter Ended             High Bid          Low Bid

June 30, 2004                        $0.09            $0.04
March 31, 2004                       $0.08            $0.01
December 31, 2003                    $0.03            $0.02
September 30, 2003                   $0.03            $0.01
June 30, 2003                        $0.04            $0.01
March 31, 2003                       $0.04            $0.01
December 31, 2002                    $0.12            $0.03
September 30, 2002                   $0.16            $0.03
June 30, 2002                        $0.07            $0.02
March 31, 2002                       $0.08            $0.02

         Our 15-for-1 forward stock split was made effective August 6, 2001, and our stock price decreased accordingly.


         As of August 24, 2004, we had approximately 540 shareholders of record holding 425,044,580 shares of common stock.


         We have not paid, nor declared, any dividends on our common stock since our inception and do not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

Recent Sales of Unregistered Securities


         Pursuant to the Equity Line of Credit Agreement, we are entitled to put to the Equity Line Investor, in lieu of repayment of amounts drawn on the Equity Line, shares of the Company's common stock. Although the Company has filed a registration statement to register the resale by the Equity Line Investor of the shares put to it by the Company, the issuances of shares to the Company are made in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the shares have been and will be issued to only one investor which has represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through December 31, 2003, we issued 64,253,508 shares of common stock to the Equity Line Investor in connection with draws on the Equity Line. Subsequent to December 31, 2003, and through August 31, 2004, we have issued an aggregate of 57,464,386 shares of Common Stock to the Equity Line Investor in connection with draws on the Equity Line. We have used the proceeds of the draws on the Equity Line to pay outstanding liabilities, including notes to Cornell, the Equity Line Investor, discussed above. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder. The proceeds of the draws on the Equity Line were used to pay down notes to Cornell, discussed above.

         In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

         In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

Penny Stock Rules

         Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

         Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.


                                              Executive Compensation

         The following table sets forth certain information regarding the annual and long-term compensation for services to us in all capacities (including Circuit Technologies, Inc.) for the prior fiscal years ended December 31, 2003, 2002, and 2001, of those persons who were either (i) the chief executive officer during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers as of the end of the last completed fiscal year. The individuals named below received no other compensation of any type, other than as set out below, during the fiscal years indicated.

                                             Annual Compensation               Long-Term Compensation
                                                                                       Awards

Name and                                        Salary        Bonus          Restricted
Principal Position                     Year       ($)          ($)              Stock          Stock
------------------                     ----       ---          ---
                                                                               Awards         Options         All Other
                                                                                 ($)            (#)         Compensation

Iehab J. Hawatmeh                      2003      175,000        -                 -          6,500,000            -
    President, Secretary               2002      175,000        -                 -          1,850,000            -
    Treasurer, and Director            2001      175,000        -                 -              -                -

Trevor M. Saliba                       2003      127,000        -                 -          3,000,000            -
    Sr. Vice President and Director    2002      118,000        -                 -           500,000             -
    of CirTran Corporation             2001            -        -                 -              -                -

Raed S. Hawatmeh                       2003            -        -                 -          3,000,000            -
    Director of CirTran                2002            -        -                 -           500,000             -
    Corporation                        2001            -        -                 -              -                -



              Option/SAR Grants in the Year Ended December 31, 2003

                         Number of Securities
                         Underlying              % of Total Options
                         Options/SARs            Granted to Employees in Exercise or Base Price
                         Granted (#)             Fiscal Year             ($/Sh)
Name                                                                                              Expiration Date
Iehab Hawatmeh                  6,500,000                15.95%               $0.02 - $0.03           Feb - Nov 2008
Trevor Saliba                   3,000,000                 7.36%               $0.02 - $0.03           Feb - Nov 2008
Raed Hawatmeh                   3,000,000                 7.36%               $0.02 - $0.03           Feb - Nov 2008


     Aggregated Option/SAR Exercises in the Year Ended December 31, 2003 and
                       December 31, 2003 Option/SAR Values

                                                                         Number of Securities     Value of Unexercised In-
                                                                         Underlying Unexercised   the-Money
                                                                         Options/SARs at FY End   Options/SARs at FY-
                                                                         (#)                      End ($)
                                                                         Exercisable/             Exercisable/
                         Shares Acquired on                              Unexercisable
Name                     Exercise (#)            Value Realized ($)
Iehab Hawatmeh           6,500,000               $140,000                -                        $ -
Trevor Saliba            3,000,000               $65,000                 -                        $ -
Raed Saliba              500,000                 $15,000                 1,500,000/0              $30,000/0



Employment Agreements

         Iehab Hawatmeh entered into an employment agreement with Circuit in 1993 that was assigned to us as part of the reverse acquisition of Circuit in July 2000. This agreement, which is of indefinite term, provides for a base salary for Mr. Hawatmeh, plus a bonus of 2% of our net profits before taxes, payable quarterly, and any other bonus our board of directors may approve. The agreement also provides that, if Mr. Hawatmeh is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to five times his then-current annual base compensation, in one lump-sum payment or otherwise, as Mr. Hawatmeh may direct.

         Trevor Saliba entered into an agreement with us in January 2002 pursuant to which we retained Mr. Saliba as Senior Vice- President, Sales and Marketing. The agreement provides for remuneration to Mr. Saliba of $6,000 per month, plus reimbursement for all pre-approved business expenses. In addition, we agreed to pay Mr. Saliba an amount equal to 5.0% of all gross investments made into our company that are generated and arranged by Mr. Saliba. The agreement has an initial term of one year, renewable upon agreement of the parties, but is terminable by either party for any reason upon 90 days written notice to the other party. In addition, we may terminate the agreement upon 30 days written notice if Mr. Saliba fails to comply with the terms of the agreement.

2001 Stock Plan

         The 2001 Stock Plan has been fully distributed.

2002 Stock Plan

         The 2002 Stock Plan has been fully distributed.

2003 Stock Plan

         In November 2003, our board approved and adopted our 2003 Stock Plan, or the 2003 Plan, subject to shareholder approval. An aggregate of 35,000,000 shares of our common stock are subject to the 2003 Plan, which provides for grants to employees, officers, directors and consultants of both non-qualified (or non-statutory) stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The 2003 Plan also provides for the grant of certain stock purchase rights, which are subject to a purchase agreement between us and the recipient. The purpose of the 2003 Plan is to enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such persons, and to promote the success of our business.

         The 2003 Plan is administered by our board of directors, which designates from time to time the individuals to whom awards are made under the 2003 Plan, the amount of any such award and the price and other terms and conditions of any such award. The 2003 Plan shall continue in effect until the date which is ten years from the date of its adoption by the board of directors, subject to earlier termination by our board. The board may suspend or terminate the 2003 Plan at any time.

         The board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive or non- statutory option. No employee may be granted options or stock purchase rights under the 2003 Plan for more than an aggregate of 15,000,000 shares in any given fiscal year. We do not receive any monetary consideration upon the granting of options. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

         The board may also award our shares of common stock under the 2003 Plan as stock purchase rights. The board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received pursuant to a stock purchase right are subject to the terms, conditions and restrictions determined by the board at the time the award is made, as evidenced by a restricted stock purchase agreement. As of March 25, 2004, 26,750,000 stock purchase rights have been granted under the 2003 Plan.

                Changes in and disagreements with accountants on
                      accounting and financial disclosure

         None.

                          Index to Financial Statements

                                                                                                               Page

Report of Independent Certified Public Accountants                                                              F-2
Consolidated Balance Sheets as of December 31, 2003 and 2002                                                    F-3
Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2002                            F-4
Consolidated Statement of Stockholders' Deficit for the Years Ended December 31, 2002 and 2003                  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and 2002                            F-6
Notes to Consolidated Financial Statements                                                                      F-8
Condensed Consolidated Balance Sheets as of June 30, 2004 and December 31, 2003                                 Q-2


                                       43





Condensed Consolidated Statements of Operations for the Three Months ended June 30, 2004 and 2003               Q-3
Condensed Consolidated Statements of Cash Flows for the Three Months ended June 30, 2004 and 2003               Q-4
Notes to Condensed Consolidated Financial Statements                                                            Q-6


                               Recent Developments

Broadata Manufacturing Agreement

         On April 13, 2004, the Company entered into a stock purchase agreement with Broadata Communications, Inc., a California corporation ("Broadata") under which the Company purchased 400,000 shares of Broadata Series B Preferred Stock (the "Broadata Preferred Shares") for an aggregate purchase price of $300,000. The Broadata Preferred Shares are convertible, at the Company's option, into an equivalent number of shares of Broadata common stock, subject to adjustment. The Broadata Preferred Shares are not redeemable by Broadata. As a holder of the Broadata Preferred Shares, the Company has the right to vote the number of shares of Broadata common stock into which the Broadata Preferred Shares are convertible at the time of the vote.

         The Company and Broadata also entered into a Preferred Manufacturing Agreement. Under this agreement, the Company will perform exclusive "turn-key" manufacturing services handling most of Broadata's manufacturing operations from material procurement to complete finished box-build of all of Broadata's products. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party.



                                     Experts

         Our consolidated balance sheets as of December 31, 2003 and 2002, and the consolidated statements of operations, stockholders' deficit, and cash flows, for the years then ended, have been included in the registration statement on Form SB-2 of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                                  Legal matters

         The validity of the Shares offered hereby will be passed upon for us by Durham Jones & Pinegar, P.C., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

                                Table of Contents




Summary about CirTran Corporation
         and this offering                                               2
Risk factors                                                             5
Use of proceeds                                                         12
Determination of offering price                                         12
Description of business                                                 13
Management's discussion and analysis
or plan of operation                                                    19
Forward-looking statements                                              25
The Standby Equity Distribution Agreement                               25
Selling Shareholders                                                    26
Plan of distribution                                                    28
Regulation M                                                            29
Legal Proceedings                                                       29
Directors, executive officers, promoters and
         control persons                                                31
Commission's position on indemnification
         for Securities Act liabilities                                 32
Security ownership of certain beneficial
         owners and management                                          33
Description of common stock                                             34
Certain relationships and related
         transactions                                                   35
Market for common equity and related
         stockholder matters                                            36
Executive compensation                                                  37
Changes in and disagreements with
         accountants on accounting
         and financial disclosure                                       39
Index to financial statements                                           39
Recent Developments                                                     40
Experts                                                                 40
Legal matters                                                           40


                              --------------------

Dealer Prospectus Delivery Obligation. Until [a date which is 90 days from the effective date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                               CirTran Corporation

                                   250,000,000
                                     SHARES

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                               -------------------


                               September ___, 2004

               PART II. Information Not Required in the Prospectus


Item 24.          Indemnification of Directors and Officers

         Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.          Other Expenses of Issuance And Distribution

         We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.


Registration Fees                           $             1,584.00
Transfer Agent Fees                                       1,000.00
Costs of Printing and Engraving                           5,000.00
Legal Fees                                               20,000.00
Accounting Fees                                          20,000.00
                                                     ----------------

    Total Estimated Costs of Offering                $   47,584.00


Item 26.          Recent Sales of Unregistered Securities


         Pursuant to the Equity Line of Credit Agreement (discussed more fully above under "Liquidity and Financing Arrangements"), we are entitled to put to the Equity Line Investor, in lieu of repayment of amounts drawn on the Equity Line, shares of the Company's common stock. Although the Company has filed a registration statement to register the resale by the Equity Line Investor of the shares put to it by the Company, the issuances of shares to the Company are made in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the shares have been and will be issued to only one investor which has represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through December 31, 2003, we issued 64,253,508 shares of common stock to the Equity Line Investor in connection with draws on the Equity Line. Subsequent to December 31, 2003, and through August 24, 2004, we have issued an aggregate of 57,464,386 shares of Common Stock to the Equity Line Investor in connection with draws on the Equity Line. We have used the proceeds of the draws on the Equity Line to pay outstanding liabilities, including notes to Cornell, the Equity Line Investor, discussed above. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.


         In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the

1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

         In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

         In April 1999, as Vermillion Ventures, Inc., we issued 200,000,000 restricted shares of our common stock (equivalent to 1,000,000 shares of common stock as presently constituted), valued at $0.0001 per share ($20,000 in the aggregate) to Milagro Holdings, Inc. for services rendered in connection with the revival of Vermillion to seek a new business opportunity. Milagro was an affiliate of Vermillion's principal, and for the purposes of this issuance, Vermillion relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933.

         In July 2000, we issued an aggregate of 10,000,000 restricted shares of common stock (150,000,000 shares of common stock as presently constituted) to Circuit Technology, Inc. ("CTI") in connection with our acquisition of the assets and liabilities of CTI. Of these restricted shares, 9,200,000 were distributed on a pro-rata basis by way of liquidation to, and registered in the name of, CTI's shareholders, from each of whom we obtained investment representation letters. The balance of 800,000 common shares issued pursuant to the CTI acquisition were paid to Cogent Capital Corp. in respect of financial advisory services rendered in connection with the acquisition. See above under the section entitled "Certain Relationships and Related Transactions." For the purpose of these stock issuances, the Company relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933.

         In July 2000, concurrent with our acquisition of CTI's assets, we issued 25,333 restricted shares of our common stock to Milagro, Holdings, Inc. and 1,000 restricted shares of our common stock (379,995 shares and 15,000 shares, respectively, as presently constituted) to each of Kurt Hughes and John Lambert, in payment of services rendered to us in connection with the CTI acquisition. For the purpose of these stock issuances, we relied on the exemption from the registration and prospectus delivery requirements provided by
Section 4(2) of the Securities Act of 1933. No broker was involved and no commissions were paid in connection with these transactions.

         In November 2000, we issued 352,070 restricted shares of our common stock (5,281,050 shares as presently constituted) to Future Electronics Corporation in exchange for $324,284 in debt relief. For the purpose of this stock issuance, we relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933. No broker was involved and no commissions were paid in connection with this transaction.

         In 2000, prior to our acquisition of CTI, CTI sold 830 restricted shares of its common stock (subsequently exchanged into 627,238 restricted shares of our common stock following our acquisition of CTI) for $945,473 to 29 accredited investors in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933. During 1999, CTI sold 1,881 restricted shares of its common stock (subsequently exchanged into 1,421,488 restricted shares of our common stock following our acquisition of
CTI) for $2,171,235 to 19 accredited investors in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933.

         In July 2001, we issued 175,000 shares of common stock (2,625,000 shares post-forward split) pursuant to the exercise of stock options previously granted pursuant to our 2001 Stock Plan.

Item 27.          Exhibits

Copies of the following documents are filed with this registration statement as exhibits:

Exhibit No.       Document


5.1               Opinion of Durham Jones & Pinegar, P.C. (previously filed)

10.20 Standby Equity Distribution Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 21, 2004 (previously filed)


23.1  Consent of Hansen Barnett & Maxwell LLP


23.2  Consent of Counsel (included in Exhibit 5 Opinion Letter)
        (previously filed)


24. Power of Attorney (previously filed)



Item 28.          Undertakings

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.4242(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Salt Lake City, Utah, on September 2, 2004.


                              CIRTRAN CORPORATION
                              A Nevada Corporation

                              By: /s/ Iehab Hawatmeh
                                  ---------------------------------------------
                                  Iehab Hawatmeh
                                  Its:    President and Director


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacity and on the date stated.




/s/ Iehab Hawatmeh                                   September 2, 2004
---------------------------------------------
Iehab Hawatmeh
Director
                                                     September 2, 2004

/s/ Iehab Hawatmeh*
----------------------------------------------
Raed Hawatmeh
Director


/s/ Iehab Hawatmeh*                                  September 2, 2004

----------------------------------------------
Trevor Saliba
Director

* Signed pursuant to power of attorney.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

         The following financial statements of CirTran Corporation and related notes thereto and auditors' report thereon are filed as part of this Form 10-KSB:

                                                                                                          Page
                Report of Independent Certified Public Accountants                                        F-2
                Consolidated Balance Sheets as of December 31, 2003 and 2002                              F-3
                Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2002      F-4

                Consolidated  Statement of Stockholders' Deficit for the Years Ended December 31, 2002
                and 2003                                                                                  F-5

                Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and 2002      F-6

                Notes to Consolidated Financial Statements                                                F-8

HANSEN, BARNETT & MAXWELL
    A Professional Corporation          Registered with the Public Company
  CERTIFIED PUBLIC ACCOUNTANTS          Accounting Oversight Board
              AND
      BUSINESS CONSULTANTS
     5 Triad Center, Suite 750
   Salt Lake City, UT 84180-1128
       Phone: (801) 532-2200
        Fax: (801) 532-7944
          www.hbmcpas.com


           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM


To the Directors and the Stockholders
CirTran Corporation


We have audited the accompanying consolidated balance sheets of CirTran Corporation and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board of the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CirTran Corporation and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, has suffered losses from operations and has negative working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1, the accompanying 2003 consolidated financial statements have been restated.


                                              HANSEN, BARNETT & MAXWELL

                                              /s/ Hansen, Barnett & Maxwell

Salt Lake City, Utah
March 11, 2004

                       CIRTRAN CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS


                                                                           December 31, December 31,
                                                                                2003            2002
                                                                        -------------   -------------
                                                                (AS RESTATED - NOTE 1)
ASSETS
Current Assets
Cash and cash equivalents                                               $     54,135    $        500
Trade accounts receivable, net of allowance for doubtful
accounts of $28,876 and $37,037, respectively                                 89,187          37,464
Inventory                                                                  1,247,428       1,550,553
Other                                                                        165,091         100,189
                                                                        -------------   -------------
Total Current Assets                                                       1,555,841       1,688,706
                                                                        -------------   -------------

Property and Equipment, Net                                                  577,603         865,898

Other Assets, Net                                                             10,390          12,236

Deferred Offering Costs                                                       26,000          13,475
                                                                        -------------   -------------

Total Assets                                                            $  2,169,834    $  2,580,315
                                                                        -------------   -------------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Checks written in excess of cash in bank                                $      9,623    $     19,531
Accounts payable                                                           1,300,597       1,359,723
Accrued liabilities                                                        3,615,264       3,030,970
Current maturities of long-term notes payable                              1,964,021       1,059,987
Notes payable to stockholders                                                 31,838          20,376
Notes payable to related parties                                             163,742         688,742
                                                                        -------------   -------------
Total Current Liabilities                                                  7,085,085       6,179,329
                                                                        -------------   -------------

Long-Term Notes Payable, Less Current Maturities                                   -         295,083
                                                                        -------------   -------------


Commitments and Contingencies

Stockholders' Deficit
Common stock, par value $0.001; authorized 750,000,000 shares;
issued and outstanding shares: 349,087,699 and 247,184,691
net of 3,000,000 shares held in treasury at no cost at
December 31, 2003 and 2002, respectively                                     349,088         247,185
Additional paid-in capital                                                12,876,941      11,089,020
Accumulated deficit                                                      (18,141,280)    (15,230,302)
                                                                        -------------   -------------
Total Stockholders' Deficit                                               (4,915,251)     (3,894,097)
                                                                        -------------   -------------
Total Liabilities and Stockholders' Deficit                             $  2,169,834    $  2,580,315
                                                                        -------------   -------------



                 The accompanying notes are an integral part of
                          these financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


For the Years Ended December 31,                                                              2003                   2002
                                                                              ---------------------   --------------------
                                                                             (AS RESTATED - NOTE 1)
Net Sales                                                                     $          1,215,245    $         2,299,668
Cost of Sales                                                                             (854,542)            (1,966,851)
Writedown of carrying value of inventories                                                (160,000)                     -
                                                                              ---------------------   --------------------

Gross Profit                                                                               200,703                332,817
                                                                              ---------------------   --------------------

Operating Expenses
Selling, general and administrative expenses                                             2,402,968              2,180,226
Non-cash employee compensation expense                                                     137,500                 25,000
                                                                              ---------------------   --------------------
Total Operating Expenses                                                                 2,540,468              2,205,226
                                                                              ---------------------   --------------------

Loss From Operations                                                                    (2,339,765)            (1,872,409)
                                                                              ---------------------   --------------------

Other Income (Expense)
Interest                                                                                  (571,044)              (437,074)
Other, net                                                                                    (169)               159,673
                                                                              ---------------------   --------------------
Total Other Expense, Net                                                                  (571,213)              (277,401)
                                                                              ---------------------   --------------------

Net Loss                                                                      $         (2,910,978)   $        (2,149,810)
                                                                              ---------------------   --------------------

Basic and diluted loss per common share                                       $              (0.01)   $             (0.01)
                                                                              ---------------------   --------------------
Basic and diluted weighted-average
common shares outstanding                                                              277,068,175            208,236,039
                                                                              ---------------------   --------------------



                 The accompanying notes are an integral part of
                          these financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003

                                     Common Stock                    Additional
                                    ------------------------------
                                        Number                        Paid-in        Accumulated
                                       of Shares        Amount        Capital          Deficit          Total
                                    ---------------- ------------- --------------- ---------------- --------------

Balance - December 31, 2001             160,951,005  $    160,951  $    5,977,164  $   (13,080,492) $  (6,942,377)

Shares issued for cash                    6,666,667         6,667         493,333                -        500,000

Shares issued for conversion
of  notes payable                        36,654,519        36,654       2,712,436                -      2,749,090

Exercise of stock options
by employees                             10,350,000        10,350         438,650                -        449,000

Shares issued for conversion
of notes payable and accrued
interest to related parties              30,000,000        30,000       1,470,000                -      1,500,000

Shares issued to placement
agent for equity line of credit           2,562,500         2,563          (2,563)               -              -

Net loss                                          -             -               -       (2,149,810)    (2,149,810)
                                    ---------------- ------------- --------------- ---------------- --------------

Balance - December 31, 2002             247,184,691  $    247,185  $   11,089,020  $   (15,230,302) $  (3,894,097)
                                    ---------------- ------------- --------------- ---------------- --------------

Shares issued for accrued wages             500,000           500           9,500                -         10,000

Shares issued for to equity line
investor, net of fees (as
restated - Note 1)                       64,253,508        64,254       1,024,318                -      1,088,572

Options granted to employees,
consultants and attorneys                         -             -         239,227                -        239,227

Exercise of stock options
by directors and employees               33,900,000        33,900         517,600                -        551,500

Exercise of stock options by
consultants and attorneys                 3,249,500         3,249          (2,724)               -            525

Net loss (as restated Note 1)                     -             -               -       (2,910,978)    (2,910,978)
                                    ---------------- ------------- --------------- ---------------- --------------

Balance - December 31, 2003
(As restated - Note 1)                  349,087,699  $    349,088  $   12,876,941  $   (18,141,280) $  (4,915,251)
                                    ---------------- ------------- --------------- ---------------- --------------




                 The accompanying notes are an integral part of
                          these financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


For the Years Ended December 31,                                                                 2003                    2002
                                                                               -----------------------    --------------------
                                                                                (As restated - Note 1)

Cash flows from operating activities
Net loss                                                                       $           (2,910,978)    $        (2,149,810)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization                                                                 300,520                 470,849
Provision for loss on trade receivables                                                        (8,161)                      -
Provision for obsolete inventory                                                              160,000                       -
Cash paid for settlement of litigation                                                              -                 (25,000)
Non-cash compensation expense                                                                 137,500                  25,000
Loan costs and fees in lieu of interest on notes payable                                      120,200                       -
Note payable issued as settlement of litigation expense                                        62,226                       -
Options issued to attorneys and consultants for services                                      101,727                       -
Payments made on behalf of the Company
as settlement of a sublease agreement                                                               -                (152,500)
Legal fees paid on behalf of lender                                                                 -                (120,000)
Changes in assets and liabilities:
Trade accounts receivable                                                                     (43,562)                361,065
Inventories                                                                                   143,125                 194,056
Prepaid expenses and other assets                                                             (63,056)                  2,498
Accounts payable                                                                              (25,077)               (513,786)
Accrued liabilities                                                                           901,718                 765,480
                                                                               -----------------------    --------------------

Total adjustments                                                                           1,787,160               1,007,662
                                                                               -----------------------    --------------------

Net cash used in operating activities                                                      (1,123,818)             (1,142,148)
                                                                               -----------------------    --------------------

Cash flows from investing activities
Purchase of property and equipment                                                            (12,225)                 (2,822)
                                                                               -----------------------    --------------------

Net cash used in investing activities                                                         (12,225)                 (2,822)
                                                                               -----------------------    --------------------

Cash flows from financing activities
Change in checks written in excess of cash in bank                                             (9,908)               (140,433)
Proceeds from notes payable to stockholders                                                    41,500                 618,305
Payments on notes payable to stockholders                                                     (30,038)               (738,054)
Proceeds from notes payable, net of cash paid for costs                                     1,605,847                 845,000
Principal payments on notes payable                                                          (194,748)               (363,848)
Proceeds from notes payable to related parties                                                350,000                       -
Payment on notes payable to related parties                                                  (875,000)                      -
Proceeds from exercise of options and warrants to purchase
common stock                                                                                  301,500                 424,000
Exercise of options issued to attorneys and consultants
for services                                                                                      525                       -
Proceeds from issuance of common stock                                                              -                 500,000
                                                                               -----------------------    --------------------

Net cash provided by financing activities                                                   1,189,678               1,144,970
                                                                               -----------------------    --------------------

Net increase in cash and cash equivalents                                                      53,635                       -

Cash and cash equivalents at beginning of year                                                    500                     500
                                                                               -----------------------    --------------------

Cash and cash equivalents at end of year                                       $               54,135     $               500
                                                                               -----------------------    --------------------




                 The accompanying notes are an integral part of
                          these financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



For the Years Ended December 31,                                                                 2003                    2002
                                                                               -----------------------    --------------------
                                                                               (As restated - Note 1)
Supplemental disclosure of cash flow information
Cash paid during the period for interest                                       $               54,531     $           152,093

Noncash investing and financing activities

Notes issued for accounts payable and capital lease obligations                $               34,049     $           316,762
Common stock issued for notes payable to stockholders                          $                    -     $         1,250,000
Common stock issued for deferred offering costs                                $                    -     $           205,000
Common stock issued for which the Company directed the
proceeds to be applied as payment of notes payable                             $            1,134,000     $                 -
Common stock issued for notes payable to related parties                       $                    -     $         2,519,244
Common stock issued for accrued interest payable to
related parties                                                                $                    -     $           479,846
Accrued and deferred offering costs                                            $                    -     $            13,475
Accrued interest converted to notes payable                                    $               57,424     $            52,955
Stock options exercised for settlement of accrued interest
and accrued compensation                                                       $              250,000     $                 -
Common stock issued for accrued compensation                                   $               10,000     $                 -
Loan costs included in notes payable                                           $              120,200     $                 -
Fees withheld from notes payable for Equity Line Agreement                     $               47,200     $                 -
Deferred offering costs withheld from notes payable proceeds                   $               26,000     $                 -








                 The accompanying notes are an integral part of
                          these financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
                     NOTES CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Nature of Operations - CirTran Corporation (the "Company") provides turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole, and custom injection molded cabling for leading electronics original equipment manufacturers ("OEMs") in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. The Company also designs, develops, manufactures, and markets a full line of local area network products, with emphasis on token ring and Ethernet connectivity.

Principles of Consolidation--The consolidated financial statements include the accounts of CirTran Corporation and its wholly owned subsidiary, Racore Technology Corporation. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition--Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.

Cash and Cash Equivalents--The Company considers all highly-liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

Inventories -- Inventories are stated at the lower of average cost or market value. Costs include labor, material and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory and finished goods inventory. Indirect overhead costs have been charged to cost of sales or capitalized as inventory based on management's estimate of the benefit of indirect manufacturing costs to the manufacturing process.
When there is evidence that the inventory's value is less than original cost, the inventory is reduced to market value. The Company determines market value on current resale amounts and whether technological obsolescence exists. The Company has agreements with most of its customers that require the customer to purchase inventory items related to their contracts in the event that the contracts are cancelled.

Property and Equipment --Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives. Leasehold improvements are amortized over the shorter of the life of the lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes. Maintenance, repairs, and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operating results.

Depreciation expense for the years ended December 31, 2003 and 2002 was $300,520 and $470,849.

Impairment of Long-Lived Assets --The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 2003, the Company does not consider any of its long-lived assets to be impaired.

Checks Written in Excess of Cash in Bank--Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. These overdrafts are included as a current liability in the balance sheets.

Stock-Based Compensation -- At December 31, 2003, the Company has one stock-based employee compensation plan, which is described more fully in Note
12. The Company accounts for the plan under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. During the years ended December 31, 2003 and 2002, the Company recognized compensation expense relating to stock options and warrants of $137,500 and $25,000, respectively. The following table illustrates the effect on net loss and basic and diluted loss per common share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                                                              Years Ended December 31,
                                                                     -------------------------------------------
                                                                            2003                   2002
                                                                     --------------------   --------------------
Net loss, as reported                                                $        (2,910,978)   $        (2,149,810)
Add:  Stock-based  employee compensation expense
included in net loss                                                             137,500                 25,000
Deduct:  Total stock-based employee compensation
expense determined under fair value based
method for all awards                                                           (292,247)              (193,387)
                                                                     --------------------   --------------------

Pro forma net loss                                                   $        (3,065,725)   $        (2,318,197)
                                                                     --------------------   --------------------

Basic and diluted loss per common share as reported                  $             (0.01)   $             (0.01)
                                                                     --------------------   --------------------

Basic and diluted loss per common share pro forma                    $             (0.01)   $             (0.01)
                                                                     --------------------   --------------------



Income Taxes --The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and the carryforward of operating losses and tax credits and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized. Research tax credits are recognized as utilized.

Use of Estimates --In preparing the Company's financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Concentrations of Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. The Company sells substantially to recurring customers, wherein the customer's ability to pay has previously been evaluated. The Company generally does not require collateral. Allowances are maintained for potential credit losses, and such losses have been within management's expectations. At December 31, 2003 and 2002, this allowance was $28,876 and $37,037, respectively.

During the year ended December 2003, sales to two customers accounted for 29 percent and 11 percent of net sales. No individual customer account receivable balance at December 31, 2003 created a concentration of credit risk.

During the year ended December 2002, sales to three customers accounted for 11 percent, 12 percent, and 13 percent, each, of net sales. No individual customer account receivable balance at December 31, 2002 created a concentration of credit risk.

Fair Value of Financial Instruments --The carrying value of the Company's cash and cash equivalents and trade accounts receivable, approximates their fair values due to their short-term nature. The carrying value of the Company's notes payable also approximates fair value because notes are recorded at fair value plus any default provisions.

Loss Per Share -- Basic loss per share is calculated by dividing loss available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted loss per share is similarly calculated, except that the weighted-average number of common shares outstanding would include common shares that may be issued subject to existing rights with dilutive potential when applicable. The Company had 3,850,500 and zero in potentially issuable common shares at December 31, 2003 and 2002, respectively. The potentially issuable common shares at December 31, 2003 were excluded from the calculation of diluted loss per share because the effects are anti-dilutive.

 Reclassifications -- Certain 2002 amounts have been reclassified to conform with the 2003 presentation. These reclassifications had no effect on the previously reported net loss.

New Accounting Standards -- In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which requires that certain financial instruments be presented as liabilities that were previously presented as equity or as temporary equity. Such instruments include mandatory redeemable preferred and common stock, and certain options and warrants. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and is generally effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the requirements of SFAS 150 in the accompanying financial statements.

In November 2002, the FASB issued Financial Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 sets forth the disclosures required by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted the requirements FIN 45 in the accompanying financial statements.


Restatement of Financial Statements -- The Company has reclassified offering costs related to the Equity Line of Credit from selling, general and administrative expenses to additional paid-in capital and interest expense related to notes payable to the Equity Line Investor related to selling, general and administrative expenses (see Notes 5 and 10) for the year ended December 31, 2003. The effects of the restatement were as follows:


                                                   As Previously         Effect of                As
                                                      Reported          Restatement            Restated
                                                   ---------------    ----------------    -------------------

For the Year Ended December 31, 2003
Selling, general and administrative expense        $    2,586,868     $      (183,900)    $        2,402,968
Loss from operations                                    2,523,665            (183,900)             2,339,765
Interest expense                                          460,344             110,700                571,044
Net loss                                                2,984,178             (73,200)             2,910,978
Basic and diluted loss per common share                      0.01                   -                   0.01


As of December 31, 2003
Deferred offering costs                            $            -     $        26,000     $           26,000
Total assets                                            2,143,834              26,000              2,169,834
Additional paid in capital                             12,924,141             (47,200)            12,876,941
Accumulated deficit                                   (18,214,480)             73,200            (18,141,280)
Total stockholders' deficit                            (4,941,251)             26,000             (4,915,251)



NOTE 2 - REALIZATION OF ASSETS

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company sustained losses of $2,910,978 and $2,149,810 for the years ended December 31, 2003 and 2002, respectively. As of December 31, 2003 and 2002, the Company had an accumulated deficit of $18,141,280 and $15,230,302, respectively, and a total stockholders' deficit of $4,915,251 and $3,894,097, respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $1,123,818 and $1,142,148 for the years ended December 31, 2003 and 2002, respectively.

Since February of 2000, the Company has operated without a line of credit. Many of the Company's vendors stopped credit sales of components used by the Company to manufacture products, and as a result, the Company converted certain of its turnkey customers to customers that provide consigned components to the Company for production. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In addition, the Company is a defendant in numerous legal actions (see Note 8). These matters may have a material impact on the Company's financial position, although no assurance can be given regarding the effect of these matters in the future.

In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Abacas Ventures, Inc. ("Abacas") purchased the Company's line of credit from the lender. During 2002, the Company has entered into agreements whereby the Company has issued common stock to certain principals of Abacas in exchange for a portion of the debt. The Company's plans include working with vendors to convert trade payables into long-term notes payable and common stock and cure defaults with lenders through forbearance agreements that the Company will be able to service. During 2003 and 2002, the Company successfully converted trade payables of approximately $2,986 and $316,762, respectively, into notes. The Company intends to continue to pursue this type of debt conversion going forward with other creditors. As discussed in Note 10, the Company has entered into an equity line of credit agreement with a private investor. Realization of any proceeds under the equity line of credit is not assured.

NOTE 3 - INVENTORIES

Inventories consist of the following:

                         2003               2002
                    ---------------    ----------------
Raw materials       $    1,114,445     $     1,363,276
Work-in process            130,810             170,724
Finished goods               2,173              16,553
                    ---------------    ----------------
                    $    1,247,428     $     1,550,553
                    ---------------    ----------------


During 2003, write downs of $160,000 were recorded to reduce items considered obsolete or slow moving to their fair market value.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment and estimated service lives consist of the following:

                                                                                              Estimated
                                                                                            Service Lives
                                                        2003               2002                in Years
                                                   ---------------    ----------------    -------------------
Production equipment                               $    3,146,488     $     3,141,993            5-10
Leasehold improvements                                    958,939             958,940            7-10
Office equipment                                          639,375             631,645            5-10
Other                                                     118,029             118,029            3-7
                                                   ---------------    ----------------
                                                        4,862,831           4,850,607
Less accumulated depreciation
and amortization                                        4,285,228           3,984,709
                                                   ---------------    ----------------

                                                   $      577,603     $       865,898
                                                   ---------------    ----------------

NOTE 5 - NOTES PAYABLE

Notes Payable consist of the following:

Notes Payable
                                                                            2003                   2002
                                                                     --------------------   --------------------

Notes payable to Equity Line Investor, no periodic interest,
matures 70 to 131 days after issuance, (See below).                  $           650,000    $                 -

Note payable to a company,  interest at 8.00%, matured
August 2002, collateralized by 3,000,000 shares of
the Company's common stock currently held in
escrow, in default.                                                              115,875                115,875

Note payable to a company, due in monthly installments
of $1,323, interest at 8.00%, matures May 2005,
unsecured.                                                                        23,549                      -

Note payable to a company, due in monthly installments
of $5,185, interest at 8.00%, matures September 2004,
unsecured.                                                                        41,484                      -

Note payable to a financial institution, due in monthly
installments of $9,462, interest at 8.61%, matures
April 2004, collateralized by equipment.                                         215,516                258,644

Note payable to a company, due in monthly installments
of $6,256, interest at 8.00%, matured July 2003,
collateralized by equipment, in default.                                         183,429                183,429

Note payable to a financial institution, due in monthly
installments of $9,000, interest at 13.50%, matures
December 2004, collateralized by equipment.                                      161,109                199,023

Note payable to an individual, due in monthly installments
of $12,748, matures February 2006, interest at 10.00%
unsecured, in default.                                                           107,919                107,919

Note payable to a company, due in monthly installments
of $1,972, matures November 2005, interest at 8.00%,
unsecured, in default.                                                            87,632                 87,632



                                      F-13

Note payable to an individual, due in monthly installments
of $5,000, interest at a rate of 9.5%, matured May
2000, collateralized by all assets of the Company,
in default.                                                                       85,377                 85,377

Note payable to a finance corporation, due in monthly
installments of $4,127, interest at prime plus 3.00%
(7.25% at December 31, 2002), matures December
2004, collateralized by equipment.                                                93,832                 92,097

Note payable to a company, due in 18 monthly installments
of $1,460 followed by six monthly installments of
$2,920, interest at 6.00%, matured April 2003,
unsecured, in default.                                                            60,133                 60,133

Note payable to a finance corporation, due in monthly
installments of $2,736, interest at 9.00%, matures
December 2004, collateralized by equipment and
trade accounts receivable.                                                        55,831                 60,005

Note payable to a finance corporation, due in monthly
installments of $562, interest at 9.00%, matures
December 2004, collateralized by equipment and
trade accounts receivable.                                                             -                 12,252

Note payable to a finance corporation, due in monthly
installments of $637, interest at 9.00%, matures
December 2004, collateralized by equipment and
trade accounts receivable.                                                             -                 13,949

Note payable to a bank, payable on demand, interest
at 10.00%, unsecured.                                                             36,901                 36,901

Note payable to a finance corporation, due in increasing
monthly installments of $50 to $5,443, interest at
12.00%, matures December 2004, collateralized by
equipment and trade accounts receivable.                                          45,434                 41,834
                                                                     --------------------   --------------------

Total Notes Payable                                                            1,964,021              1,355,070
Less current maturities                                                       (1,964,021)            (1,059,987)
                                                                     --------------------   --------------------

Long-Term Notes Payable                                              $                 -    $           295,083
                                                                     --------------------   --------------------

Certain of the Company's notes payable contain various covenants and restrictions, including providing for the acceleration of principal payments in the event of a covenant violation or a material adverse change in the operations of the Company. The Company is out of compliance on several notes payable, primarily due to a failure to make monthly payments. In instances where the Company is out of compliance, these amounts have been shown as current. Additionally, all default provisions have been accrued as part of the principal balance of the related notes payable.

Notes Payable to Equity Line Investor -- During 2003, the Company borrowed a total of $1,830,000 from Cornell Capital Partners, LP, pursuant to nine unsecured promissory notes. The loans were made and the notes were issued from June 2003 through December 2003. In lieu of interest, the Company paid fees to the lender, ranging from 5% to 10%, of the amount of the loan. These fees have been recorded as interest expense. The fees were negotiated in each instance and agreed upon by the Company and by the lender and its affiliate. The notes were repayable over periods ranging from 70 days to 131 days. Each of the notes stated that if the Company did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance. Through December 31, 2003, the Company directed the repayment of $1,180,000 of these notes from proceeds generated under the Equity Line Agreement, discussed in Note 10 below. At December 31, 2003, the balance owing on these notes was $650,000. All notes were paid when due or before, and at no time did the Company incur the 24% penalty interest rate.

Subsequent to December 31, 2003, Cornell loaned the Company an additional $500,000 pursuant to two additional unsecured promissory notes. The loans were made and the notes were issued in January through March 2004, bringing the total aggregate loans from Cornell to $2,330,000. As before, in lieu of interest, the Company paid fees to the lender, ranging from 4% to 5%, of the amount of the loan. The fees were negotiated in each instance and agreed upon by the Company and by the lender and its affiliate. The notes were repayable over periods of 87 days and 88 days. Each of the notes stated that if the Company did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance. Subsequent to December 31, 2003, the Company directed the repayment of $650,000 of these notes, consisting of the remaining $650,000 owing on the loans made in 2003, from proceeds generated under the Equity Line Agreement, discussed in Note 10 below.

NOTE 6 - LEASES

The Company conducts a substantial portion of its operations utilizing leased facilities consisting of a warehouse and a manufacturing plant. The lease was originally with a related party. In December of 2003, the related party sold the facilities to an unrelated party. The Company entered into a new ten-year lease agreement with an unrelated party.

The following is a schedule of future minimum lease payments under the operating lease:

Year Ending December 31,
                                                   ---------------
2004                                               $      203,688
2005                                                      203,688
2006                                                      203,688
2007                                                      203,688
2008                                                      203,688
Thereafter                                              1,018,440
                                                   ---------------
Total                                              $    2,036,880
                                                   ---------------


The building lease provides for payment of property taxes, insurance, and maintenance costs by the Company. Rental expense for operating leases totaled

$200,492 and $200,992 for 2003 and 2002, respectively.

NOTE 7 - RELATED PARTY TRANSACTIONS

Stockholder Notes Payable --The Company had amounts due to stockholders from two separate notes. The balance due to stockholders at December 31, 2003 and 2002, was $31,838 and $20,376, respectively. Interest associated with amounts due to stockholders is accrued at 10 percent. Unpaid accrued interest was $6,900 and $2,378 at December 31, 2003 and 2002, respectively, and is included in accrued liabilities. These notes are due on demand.

Related Party Notes Payable -- The Company had amounts due to Abacas Ventures, Inc., a related party, under the terms of a note payable and a bridge loan.

During 2002, the Company entered into a bridge loan agreement with Abacas. This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments. During the years ended December 31, 2003 and 2002, the Company was advanced $350,000 and $845,000, respectively, and made cash payments of $875,000 and $156,258, respectively, for an outstanding balance on the bridge loan of $163,742 and $688,742, respectively.

The balance due to Abacas related to the note payable was paid in full at December 31, 2002. The note accrued interest at 10%. The amounts owed were due on demand with no required monthly payments. This note was collateralized by assets of the Company. As discussed in Note 10, a significant amount of the Abacas note was converted to shares of the Company's common stock during 2002.

During the year ended December 31, 2002, Abacas completed negotiations with several vendors of the Company, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as capital leases. The total of these obligations was $316,762. In addition, Abacas agreed to deduct as an offset of the amount owed to Abacas of $120,000, constituting the amounts paid by the Company as legal fees incurred by the Company as part of its negotiations with the Company's vendors. The Company has recorded this transaction as a $316,762 non-cash increase and a $120,000 non-cash payment to the note payable owed to Abacas, pursuant to the terms of the Abacas agreement.

The total principal amount owed to Abacas between the note payable and the bridge loan was $163,742 and $688,742 as of December 31, 2003 and 2002, respectively. The total accrued interest owed to Abacas between the note payable and the bridge loan was $230,484 and $71,686 as of December 31, 2003 and 2002, respectively, and is included in accrued liabilities.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Settlement of Litigation -- During January 2002, the Company settled a lawsuit that had alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company had filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.

Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which are currently held in escrow and have been treated as treasury stock recorded at no cost. The fair value of the 3,000,000 shares was less than the carrying amount of the note payable. Because 75 percent of the balance had not been paid by May 18, 2002, the Company was required to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares. The remaining balance has not been paid, and the registration statement with respect to the escrowed shares has not been declared effective and the Company has not replaced the escrowed shares with registered free-trading shares pursuant to the terms of the settlement agreement; therefore, the plaintiff filed the Confession of Judgment and proceeded with execution thereon. The Company is currently negotiating with the plaintiff to settle this obligation without the release of the shares held in escrow.

In connection with a separate sublease agreement of these facilities, the Company received a settlement from the sublessee during May 2002, in the amount of $152,500, which has been recorded as other income. The Company did not receive cash from this settlement, but certain obligations of the Company were paid directly. $109,125 of the principal balance of the note related to the settlement mentioned above was paid. Also, $7,000 was paid to the Company's legal counsel as a retainer for future services. The remaining $36,375 was paid to the above mentioned plaintiff as a settlement of rent expense.

During September 2002, the plaintiff filed a claim that the $109,125 portion of the payment was to be applied as additional rent expense rather than a principal payment on the note payable. The Company estimates that the probability of the $109,125 being considered additional rent expense is remote and disputes the claim. The Company intends to vigorously defend the action.

Litigation - During 2000, the Company settled a lawsuit filed by a vendor by issuing 5,281,050 shares of the Company's common stock valued at $324,284, paying $83,000 in cash and issuing two notes payable totaling $239,000. During 2002, the vendor filed a confession of judgement claiming that the Company defaulted on its agreement and claims the 2000 lawsuit was not properly satisfied. At December 31, 2003, the Company owed $60,133 of principal under the terms of the remaining note payable. The Company denies the vendor's claims and intends to vigorously defend itself against the confession of judgement.

During 2003, an investment firm filed suit in the U.S. District Court, District of Utah seeking finders fees, consisting of common stock valued at $350,000 for allegedly introducing the Company to the Equity Line Investor. The case was previously dismissed in a New York court. The Company estimates that the risk of loss is remote, therefore no accrual has been made.

In December 1999, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $213,000 of punitive damages from the Company related to the Company's non-payment for materials provided by the vendor. Judgment was entered against the Company in May 2002 in the amount of $213,718. The Company has accrued the entire amount due under the judgment.

The Company has been a party to a lawsuit with a customer stemming from an alleged breach of contract. In July 2002, the Company reached a settlement with the customer in which the customer was to make payments from August 1, 2002, through October 29, 2002, to the Company totaling $265,000. As part of the settlement, the Company returned inventory valued at $158,010, settled receivables from the customer of $287,277, settled payables owed to the customer in the amount of $180,287 and sold inventory to a Company related to the customer for $13,949. During 2002, the Company received the entire $265,000.

During October 1999, a former vendor of the Company brought action against the Company alleging that the Company owed approximately $199,600 for materials and services and pursuant to the terms of a promissory note. The Company entered a settlement agreement under which the Company is to pay $6,256 each month until the obligation and interest thereon are paid. This did not represent the forgiveness of any obligation, but rather the restructuring of the terms of the previous agreement. At December 31, 2003, the Company owed $183,429 for this settlement. The Company has defaulted on its payment obligations under the settlement agreement. Subsequent to year end, this claim was purchased by Abacus and recorded as an increase to the amount owed to Abacus under the terms of the bridge loan.

Judgment was entered in favor of a vendor during March 2002, in the amount of $181,342 for nonpayment of costs of goods or services provided to the Company. At December 31, 2003, the Company had accrued the entire amount of the claim. The Company is currently in settlement negotiations with the vendor.

In December 1999, a vendor of the Company filed a lawsuit that seeks payment in the amount of $44,269 for the cost of goods provided to the Company. The Company admits owing certain amounts to the vendor and has accrued the entire amount claimed as of December 31, 2003. No trial date has been set and the Company is currently negotiating a settlement of these claims.

During 2002, a vendor of the Company filed a lawsuit that seeks payment in the amount of $31,745 for the cost of goods provided to the Company. The Company has accrued the entire amount claimed. No trial date has been set. Subsequent to year end, this claim was purchased by Abacus and recorded as an increase to the amount owed to Abacus under the terms of the bridge loan.

An individual filed suit during January 2001, seeking to recover the principal sum of $135,941, plus interest on a promissory note. The parties are presently negotiating settlement.

During March 2000, a vendor brought suit against the Company under allegations that the Company owed approximately $97,000 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company issued a note payable to the vendor in settlement of the amount owed and is required to pay the vendor $1,972 each month until paid. At December 31, 2003, the Company owed $87,632 on this settlement agreement. The Company is currently in default on this obligation and is currently negotiating a new settlement agreement.

A financial institution brought suit against the Company during February 2000, alleging that the Company owed approximately $439,000 for a loan provided to the Company for the Company's use and benefit. Judgment was entered against the Company and certain guarantors in the amount of $427,292 plus interest at the rate of 8.61% per annum from June 27, 2000. The Company has made payments to the financial institution, reducing the obligation to $215,516 at December 31, 2003, plus interest accruing from January 1, 2002. The Company is in default on this obligation and is negotiating for settlement of the remaining claims.

Suit was brought against the Company during April 2001, by a former shareholder alleging that the Company owed $121,825 under the terms of a promissory note. A Stipulation for Settlement and for Entry of Judgment was executed by the parties wherein the Company agreed to arrange for payment of a principal amount of $145,000 in 48 monthly installments. The Company made seven payments and then failed to make subsequent payments, at which time the shareholder obtained a consent judgment against the Company. The Company is currently in settlement negotiations with the former shareholder regarding the judgment.

Various vendors have notified the Company that they believe they have claims against the Company totaling $193,604. None of these vendors have filed lawsuits in relation to these claims. The Company has accrued the entire amount of these claims and it is included in accounts payable.

The Company is the defendant in numerous legal actions, primarily resulting from nonpayment of vendor invoices for goods and services received, that it has determined the probability of realizing any loss is remote. The total amount of these legal actions is $159,908. The Company has made no accrual for the legal actions and is currently in the process of negotiating the dismissal of these claims with the various vendors.

The Company is also the defendant in numerous immaterial legal actions primarily resulting from nonpayment of vendors for goods and services received. The Company has accrued the payables and is currently in the process of negotiating settlements with these vendors.

Registration Rights - In connection with the conversion of certain debt to equity during 2000, the Company has granted the holders of 5,281,050 shares of common stock the right to include 50% of the common stock of the holders in any registration of common stock of the Company, under the Securities Act for offer to sell to the public (subject to certain exceptions). The Company has also agreed to keep any filed registration statement effective for a period of 180 days at its own expense.

Additionally, in connection with the Company's entering into an Equity Line of Credit Agreement (described in Note 11), the Company granted to the equity line investor (the "Equity Line Investor") registration rights, in connection with which the Company is required to file a registration statement covering the resale of shares put to the Equity Line Investor under the equity line. The Company is also required to keep the registration statement effective until two years following the date of the last advance under the equity line. The Company has not yet filed such registration statement.

Accrued Payroll Tax Liabilities -- As of December 31, 2003, the Company had accrued liabilities in the amount of $2,107,930 for delinquent payroll taxes, including interest estimated at $393,311 and penalties estimated at $230,927. Of this amount, approximately $329,739 was due the State of Utah. During 2002, the Company negotiated a monthly payment schedule of $4,000 to the State of Utah, which did not provide for the forgiveness of any taxes, penalties or interest. Approximately $1,767,253 was owed to the Internal Revenue Service as of December 31, 2003. During 2002, the Company negotiated a payment schedule with respect to this amount, pursuant to which monthly payments of $25,000 were required. The Company is currently renegotiating the terms of the payment schedule with the Internal Revenue Service. Approximately $10,939 was owed to the State of Colorado as of December 31, 2003.

As of December 31, 2002, the Company had accrued liabilities in the amount of $2,029,626 for delinquent payroll taxes, including interest estimated at $304,917 and penalties estimated at $229,285. Of this amount, approximately $301,741 was due the State of Utah. Approximately $1,716,946 was owed to the Internal Revenue Service as of December 31, 2002. Approximately $10,939 was owed to the State of Colorado as of December 31, 2002.

NOTE 9 - INCOME TAXES

The Company has paid no federal or state income taxes. The significant components of the Company's deferred tax assets and liabilities at December 31, 2003 and 2002, are as follows:

                                                                            2003                   2002
                                                                     --------------------   --------------------
Deferred Income Tax Assets:
Inventory reserve                                                    $           261,177    $           216,305
Bad debt reserve                                                                  10,771                 13,815
Vacation reserve                                                                  26,177                 17,356
Research and development credits                                                  26,360                 17,979
Net operating loss carryforward                                                4,465,571              3,443,676
Intellectual property                                                            130,067                144,553
                                                                     --------------------   --------------------

Total Deferred Income Tax Assets                                               4,920,123              3,853,684
Valuation allowance                                                           (4,843,751)            (3,795,179)

Deferred Income Tax Liability - depreciation                                     (76,372)               (58,505)
                                                                     --------------------   --------------------

Net Deferred Income Tax Asset                                        $                 -    $                 -
                                                                     --------------------   --------------------


The Company has sufficient long-term deferred income tax assets to offset the deferred income tax liability related to depreciation. The long-term deferred income tax assets relate to the net operating loss carryforward and the intellectual property.

The Company has sustained net operating losses in both periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero and consequently, there is no income tax provision or benefit presented for the years ended December 31, 2003 and 2002.

As of December 31, 2003, the Company had net operating loss carryforwards for tax reporting purposes of approximately $11,972,039. These net operating loss carryforwards, if unused, begin to expire in 2019. Utilization of approximately $1,193,685 of the total net operating loss is dependent on the future profitable operation of Racore Technology Corporation under the separate return limitation rules and limitations on the carryforward of net operating losses after a change in ownership.

The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the benefit from income taxes for the years ended December 31, 2003 and 2001:

                                                        2003               2002
                                                   ---------------    ----------------
Benefit at statuatory rate (34%)                   $     (989,733)    $      (730,935)
Non-deductible expenses                                    37,225              39,752
Change in valuation allowance                           1,048,572             762,129
State tax benefit, net of federal tax benefit             (96,064)            (70,946)
                                                   ---------------    ----------------

Net Benefit from Income Taxes                      $            -     $             -
                                                   ---------------    ----------------

NOTE 10 - STOCKHOLDER'S EQUITY

Common Stock Issued for Cash and Debt - Effective January 14, 2002, the Company entered into four substantially identical agreements with existing shareholders pursuant to which the Company issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share, the fair value of the shares, for $500,000 in cash and the reduction of principal of $1,499,090 of notes payable and $1,250,000 of notes payable to stockholders. No gain or loss has been recognized on these transactions as the fair value of the stock issued was equal to the consideration given by the shareholders. The Company used the $500,000 cash as working capital.

Common Stock Issued for Conversion of Debt - Effective December 23, 2002, the Company entered into four substantially identical agreements with existing shareholders pursuant to which the Company issued an aggregate of 30,000,000 shares of restricted common stock at a price of $0.05 per share, the fair value of the shares, for the reduction of principal of $1,020,154 of notes payable and $479,846 of accrued interest. No gain or loss has been recognized on these transactions as the fair value of the stock issued was equal to the consideration given by the shareholders.

Common Stock Issuance -- During June 2003, the Company issued 500,000 shares of restricted common stock to a relative of a director for $10,000 of accrued compensation owed to the director. The $0.02 cost per share was equal to the market value of the Company's stock on the date the shares were issued.

Equity Line of Credit Agreement - In conjunction with efforts to improve the results of operations, discussed above, on November 5, 2002, the Company entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with Cornell Capital Partners, LP, a private investor ("Cornell"). The Company subsequently terminated the Equity Line Agreement, and on April 8, 2003, the Company entered into an amended equity line agreement (the "Amended Equity Line Agreement") with Cornell. Under the Amended Equity Line Agreement, the Company has the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of the Company's common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice is tendered. Cornell is required under the Amended Equity Line Agreement to tender the funds requested by the Company within two trading days after the five-trading-day period used to determine the market price.

During the year ended December 31, 2003, the Company drew an aggregate amount of $1,180,000 under the Equity Line Agreement, pursuant to draws on the equity line, net of fees of $47,200 and prior offering costs of $44,228, and issued a total of 64,253,508 shares of common stock to Cornell under the Equity Line Agreement. At the Company's direction, Cornell applied the proceeds of the draws under the Equity Line Agreement as payments on the notes to Cornell, discussed in Note 5 above.

Pursuant to the Equity Line Agreement, in connection with each draw the Company agreed to pay a fee of 4% of the amount of the draw to Cornell as consideration for its providing the Equity Line. Total fees paid for the year ended December 31, 2003 were $73,200. Of these payments, $47,200 was offset against additional paid in capital as shares were issued under the Equity Line Agreement and $26,000 was classified as deferred offering costs at December 31, 2003. These deferred offering costs were offset against additional paid in capital as shares were issued under the Equity Line Agreement subsequent to December 31, 2003.

Subsequent to December 31, 2003, the Company drew an aggregate of $650,000 under the Equity Line Agreement, net of deferred offering costs of $26,000, and issued 30,075,515 shares of common stock to Cornell under the Equity Line Agreement.
At the Company's direction, Cornell applied the proceeds of the draws under the Equity Line Agreement as payments on the notes to Cornell, discussed in
Note 5 above.

NOTE 11 - STOCK OPTIONS AND WARRANTS

Stock-Based Compensation - The Company accounts for stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. For options that provide for cashless exercise or that have been modified, the measurement date is considered the date the options are exercised or expire. Those options are accounted for as variable options with compensation adjusted each period based on the difference between the market value of the common stock and the exercise price of the options at the end of the period. The Company accounts for options and warrants issued to non-employees at their fair value in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Stock Option Plan - During February 2003, the Company adopted the 2002 Stock Option Plan (the "2002 Plan") with 25,000,000 shares of common stock reserved for issuance there under. Also, during November 2003, the Company adopted the 2003 Stock Option Plan (the "2003 Plan") with 35,000,000 shares of common stock reserved for issuance there under. The Company's Board of Directors administers the plans and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting and exercise prices.

Non-Employee Grants - During 2003, the Company granted options to purchase 5,250,000 shares of common stock to non-employees for services, prepaid services and in settlement of amounts owed for previous services at exercise prices of $0.0001 per share. The options were all five year options and vested on the dates granted. 3,249,500 of these options were exercised for cash proceeds of $525, leaving 2,000,500 options to non-employees outstanding at December 31, 2003.

Employee Grants - During the year ended December 31, 2003, the Company granted options to purchase 40,750,000 shares of common stock to directors and employees of the Company pursuant to the 2002 and 2003 Plans. These options are five year options that vested on the date of grant. The related exercise prices range from $0.01 to $0.14 per share. As of September 30, 2003, the Company had granted 5,000,000 more options under the 2002 Plan than were available under that plan. Prior to December 31, 2003, the Company rescinded the grant of those options through agreements with three option holders. 33,900,000 of these options were exercised during 2003 for $301,500 of cash, $175,000 of accrued interest and $75,000 of accrued compensation, leaving 1,850,000 options outstanding at December 31, 2003.

During the year ended December 31, 2002, the Company granted options to purchase 10,350,000 shares of common stock to certain officers and employees of the Company pursuant to the 2002 and 2001 Plan. These options were five year options and vested on the date of grant. The related exercise prices range from $0.03 to $0.05 per share. During 2002 these options were exercised for $424,000 of cash and $25,000 of non-cash compensation leaving no options outstanding at December 31, 2002.

A summary of the stock option activity for the years ended December 31, 2003 and 2002 is as follows:

                                                                           Shares           Weighted Average
                                                                                             Exercise Price
                                                                     --------------------   --------------------
Outstanding at December 31, 2001                                                       -    $                 -
Granted                                                                       10,350,000    $              0.04
Exercised                                                                    (10,350,000)                  0.04
                                                                     --------------------   --------------------
Outstanding at December 31, 2002                                                       -                      -
Granted                                                                       46,000,000    $              0.02
Exercised                                                                    (37,149,500)                  0.01
Cancelled                                                                     (5,000,000)                  0.01
                                                                     --------------------   --------------------
Outstanding at December 31, 2003                                               3,850,500    $              0.02
                                                                     ====================   ====================

Excercisable at December 31, 2002                                                      -    $                 -
                                                                     ====================   ====================
Excercisable at December 31, 2003                                              3,850,500    $              0.02
                                                                     ====================   ====================


The fair value of stock options was determined at the grant dates using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended 2003 and 2002:


                                                         2003                   2002
                                          --------------------   --------------------
Expected dividend yield                                     -                      -
Risk free interest rate                                 2.85%                  3.78%
Expected volatility                                      338%                   399%
Expected life                                       .10 years              .10 years
Weighted average fair value per share                  $ 0.02                 $ 0.02


A summary of stock option and warrant grants with exercise prices less than, equal to or greater than the estimated market value on the date of grant during the years ended December 31, 2003 and 2002 is as follows:

                                                                                                             Weighted
                                                                                     Weighted                Average
                                                               Options                Average             Fair Value of
                                                               Granted            Exercise Price             Options
                                                         --------------------   --------------------    -------------------
Year Ended - December 31, 2003
Grants with exercise prices less than the estimated
market value of the common stock                                  21,750,000                 $ 0.01                 $ 0.01
Grants with exercise prices equal to the estimated
market value of the common stock                                  23,000,000                 $ 0.02                 $ 0.01
Grants with exercise prices greater than the estimated
market value of the common stock                                   1,250,000                 $ 0.05                    $ -

Year Ended - December 31, 2002
Grants with exercise prices less than the estimated
market value of the common stock                                   2,500,000                 $ 0.03                 $ 0.02
Grants with exercise prices equal to the estimated
market value of the common stock                                   5,850,000                 $ 0.04                 $ 0.02
Grants with exercise prices greater than the estimated
market value of the common stock                                   2,000,000                 $ 0.05                 $ 0.01


A summary of the stock options outstanding and exercisable at December 31, 2003 follows:

          Options Outstanding                                                   Options Exercisable
------------------------------------------------------------------------  ---------------------------------
                                           Weighted-
                                           Average           Weighted-                        Weighted-
                                           Remaining         Average                          Average
Range of                Options            Contractual       Exercise     Number              Exercise
Exercise Price          Outstanding        Life              Price        Exercisable         Price
---------------------  ------------------  --------------   ------------  ------------------  -------------
             $0.0001           2,000,500            4.89        $0.0001           2,000,500        $0.0001
               $0.02           1,500,000            4.89          $0.02           1,500,000          $0.02
               $0.14             350,000            0.67          $0.14             350,000          $0.14

NOTE 12 -SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has two reportable segments: electronics assembly and Ethernet technology. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:

                                                    Electronics          Ethernet
                                                      Assembly          Technology              Total
                                                   ------------------   ------------------    ---------------

                       2003

Sales to external customers                        $    1,050,090       $     165,155         $    1,215,245
Intersegment sales                                         75,814                   -                 75,814
Segment loss                                           (2,689,392)           (221,586)            (2,910,978)
Segment assets                                          1,946,221             223,613              2,169,834
Depreciation and amortization                             295,439               5,081                300,520

                       2002

Sales to external customers                        $    1,838,781       $     460,887         $    2,299,668
Intersegment sales                                        179,451                   -                179,451
Segment loss                                           (1,890,097)           (259,713)            (2,149,810)
Segment assets                                          2,342,881             237,434              2,580,315
Depreciation and amortization                             449,914              20,935                470,849



                      Sales                                                2003                  2002
                                                                      ----------------    -------------------
Total sales for reportable segments                                   $     1,291,059     $        2,479,119
Elimination of intersegment sales                                             (75,814)              (179,451)
                                                                      ----------------    -------------------
                                                                      ----------------    -------------------

Consolidated net sales                                                $     1,215,245     $        2,299,668
                                                                      ----------------    -------------------

                   Total Assets                                            2003                  2002
                                                                      ----------------    -------------------

Total assets for reportable segments                                  $     2,169,834     $        2,580,315
Adjustment for intersegment amounts                                                 -                      -
                                                                      ----------------    -------------------

Consolidated total assets                                             $     2,169,834     $        2,580,315
                                                                      ----------------    -------------------

NOTE 13 - REVENUES

All revenue-producing assets are located in North America. Revenues are attributed to the geographic areas based on the location of the customers purchasing the products. The Company's net sales by geographic area are as follows:

                                       2003                  2002
                              --------------------    -------------------

United States of America      $         1,206,510     $        2,291,946
Europe/Africa/Middle East                   8,735                  7,722
                              --------------------    -------------------
                              $         1,215,245     $        2,299,668
                              --------------------    -------------------


NOTE 14 - SUBSEQUENT EVENTS

During January and February 2004, the Company granted options to purchase 10,750,000 shares of common stock to certain employees of the Company and to members of the board of directors pursuant to the 2003 Plan. These options vested on the date of grant. The related exercise price was from $0.01 to $0.015 per share, which was equal to the market value of the common stock on the dates granted. The options are exercisable through 2009. All options granted were exercised. The options were exercised for $55,000 of cash, $11,250 of accrued interest to directors and $42,500 of accrued compensation. The Company estimated the fair value of the options at the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the Black-Scholes model to determine the fair value of the options to purchase a share of common stock of $0.01: risk-free interest rate of 2.98 to 3.18 percent, dividend yield of 0 percent, volatility of 314 to 317 percent, and expected lives of 0.10 years.

During January and March of 2004, the Company issued $500,000 of additional notes payable to the Equity Line Investor for $454,000 cash and $46,000 in fees and offering costs. The notes are on the same terms as all other notes to the Equity Line Investor as described in Note 10.

Subsequent to December 31, 2003, the Company issued an additional 40,000,000 shares to escrow for future funding of the equity line of credit agreement (see
Note 10).

Subsequent to December 31, 2003, the Company issued 30,075,515 shares of common stock from the escrowed shares under the Equity Line Agreement in lieu of payments of $650,000 on notes payable to the Equity Line Investor.

Subsequent to December 31, 2003, Abacas completed negotiations with several vendors of the Company, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as certain notes payable. The total of these obligations was $805,613. The Company has recorded this transaction as a $805,613 non-cash increase to the bridge loan owed to Abacas, pursuant to the terms of the Abacas agreement.

              INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following financial statements of CirTran Corporation and related notes thereto are filed as part of this Form 10-QSB:

                                                                        Page

Condensed Consolidated Balance Sheets as of June 30, 2004 and
December 31, 2003                                                       Q-2

Condensed Consolidated Statements of
Operations for the Three and Six Months June 30, 2004 and 2003          Q-3

Condensed Consolidated Statements of Cash Flows for the Three
and Six Months June 30, 2004 and 2003                                   Q-4

Notes to Condensed Consolidated Financial Statements                    Q-6

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                       CIRTRAN CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BANANCE SHEETS



                                                                        June 30,       December 31,
                                                                            2004               2003
                                                                 ----------------   ----------------

ASSETS
Current Assets
Cash and cash equivalents                                        $        35,089    $        54,135
Trade accounts receivable, net of allowance for doubtful
accounts of $28,876                                                    1,038,259             89,187
Inventory                                                              1,590,014          1,247,428
Other                                                                    179,334            165,091
                                                                 ----------------   ----------------
Total Current Assets                                                   2,842,696          1,555,841
                                                                 ----------------   ----------------

Property and Equipment, Net                                              704,198            577,603

Investment in Securities at Cost                                         300,000                  -

Other Assets, Net                                                         13,247             10,390
Deferred Offering Costs                                                   96,000             26,000
                                                                 ----------------   ----------------


Total Assets                                                     $     3,956,141    $     2,169,834
                                                                 ----------------   ----------------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Checks written in excess of cash in bank                         $             -    $         9,623
Accounts payable                                                         944,159          1,300,597
Accrued liabilities                                                    3,886,477          3,615,264
Current maturities of long-term notes payable                          2,731,199          1,964,021
Notes payable to stockholders                                                 86             31,838
Notes payable to related parties                                         409,256            163,742
                                                                 ----------------   ----------------
Total Current Liabilities                                              7,971,177          7,085,085
                                                                 ----------------   ----------------

Long-Term Notes Payable, Less Current Maturities                               -                  -
                                                                 ----------------   ----------------


Commitments and Contingencies

Stockholders' Deficit
Common stock, par value $0.001; authorized 750,000,000 shares;
issued and outstanding shares: 411,123,012 and 349,087,699
net of 3,000,000 shares held in treasury at no cost at
March 31, 2004 and December 31, 2003, respectively                       411,123            349,088
Additional paid-in capital                                            14,660,707         12,876,941
Accumulated deficit                                                  (19,086,866)       (18,141,280)
                                                                 ----------------   ----------------
Total Stockholders' Deficit                                           (4,015,036)        (4,915,251)
                                                                 ----------------   ----------------
Total Liabilities and Stockholders' Deficit                      $     3,956,141    $     2,169,834
                                                                 ----------------   ----------------


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



                                            For the Three Months Ended  For the Six Months Ended
                                                       June 30,                    June 30,
                                            --------------------------  --------------------------
                                                   2004          2003          2004          2003
                                            ------------  ------------  ------------  ------------

Net Sales                                   $ 1,924,242   $   416,762   $ 2,603,604   $   686,536
Cost of Sales                                (1,562,788)     (271,211)   (1,996,547)     (456,927)
                                            ------------  ------------  ------------  ------------

Gross Profit                                    361,454       145,551       607,057       229,609
                                            ------------  ------------  ------------  ------------

Operating Expenses
Selling, general and administrative expenses    650,759       559,545     1,364,576     1,115,099
Non-cash employee compensation expense           45,000             -        78,750        72,500
                                            ------------  ------------  ------------  ------------
Total Operating Expenses                        695,759       559,545     1,443,326     1,187,599
                                            ------------  ------------  ------------  ------------

Loss From Operations                           (334,305)     (413,994)     (836,269)     (957,990)
                                            ------------  ------------  ------------  ------------

Other Income (Expense)
Interest                                       (233,031)     (138,284)     (314,593)     (249,027)
Other, net                                          (61)            -          (157)            -
Gain on forgiveness of debt                     205,433             -       205,433             -
                                            ------------  ------------  ------------  ------------
Total Other Expense, Net                        (27,659)     (138,284)     (109,317)     (249,027)
                                            ------------  ------------  ------------  ------------

Net Loss                                    $  (361,964)  $  (552,278)  $  (945,586)  $ (1,207,017)
                                            ------------  ------------  ------------  ------------

Basic and diluted loss per common share     $     (0.00)  $     (0.00)  $     (0.00)  $     (0.00)
                                            ------------  ------------  ------------  ------------
Basic and diluted weighted-average
common shares outstanding                   402,089,809   256,305,246   387,597,854   253,676,241
                                            ------------  ------------  ------------  ------------






              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


For the Six Months Ended June 30,                                                             2004                    2003
                                                                               --------------------    --------------------
Cash flows from operating activities
Net loss                                                                       $          (945,586)    $        (1,207,017)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization                                                              116,228                 157,154
Loss on disposal of equipment                                                                2,305                       -
Gain on forgiveness of debt                                                               (205,433)                      -
Non-cash compensation expense                                                                    -                  72,500
Settlement expense                                                                          60,000                       -
Loan costs and interest paid from loan proceeds                                            145,000                       -
Options exercised in lieu of board compensation                                             78,750
Options issued to attorneys and consultants for services                                   143,601                       -
Changes in assets and liabilities:
Trade accounts receivable                                                                 (949,072)                (52,164)
Inventories                                                                               (342,586)                 12,147
Prepaid expenses and other assets                                                          (17,100)                  3,713
Accounts payable                                                                           355,456                 187,312
Accrued liabilities                                                                        427,143                 455,767
                                                                               --------------------    --------------------

Total adjustments                                                                         (185,708)                836,429
                                                                               --------------------    --------------------

Net cash used in operating activities                                                   (1,131,294)               (370,588)
                                                                               --------------------    --------------------

Cash flows from investing activities
Purchase of investment                                                                    (300,000)                      -
Purchase of property and equipment                                                        (245,128)                 (4,495)
                                                                               --------------------    --------------------

Net cash used in investing activities                                                     (545,128)                 (4,495)
                                                                               --------------------    --------------------

Cash flows from financing activities
Change in checks written in excess of cash in bank                                          (9,623)                (19,531)
Payments for deferred offering costs                                                             -                 (30,753)
Proceeds from notes payable to stockholders                                                      -                 107,725
Payments on notes payable to stockholders                                                  (31,752)                (96,551)
Proceeds from notes payable, net of cash paid for offering costs                         2,927,000                 230,800
Principal payments on notes payable                                                       (290,500)                (59,081)
Proceeds from notes payable to related parties                                           1,895,233                 100,000
Payment on notes payable to related parties                                             (2,913,432)                      -
Proceeds from exercise of options and warrants to purchase
common stock                                                                                80,000                 187,500
Exercise of options issued to attorneys and consultants
for services                                                                                   450                       -
                                                                               --------------------    --------------------

Net cash provided by financing activities                                                1,657,376                 420,109
                                                                               --------------------    --------------------

Net increase in cash and cash equivalents                                                  (19,046)                 45,026

Cash and cash equivalents at beginning of year                                              54,135                     500
                                                                               --------------------    --------------------

Cash and cash equivalents at end of year                                       $            35,089     $            45,526
                                                                               --------------------    --------------------


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (CONTINUED)


For the Six Months Ended June 30,                                                             2004                    2003
                                                                               --------------------    --------------------
Supplemental disclosure of cash flow information

Cash paid during the period for interest                                       $            59,263     $            85,804

Noncash investing and financing activities

Notes issued for accounts payable and capital lease obligations                $           711,894     $            47,561
Common stock issued for settlement of note payable                             $            30,000     $                 -
Common stock issuance in which proceeds were retained
  as payment of notes payable                                                  $         1,450,000     $                 -
Common stock issued for accrued compensation                                   $                 -     $            10,000
Accrued interest converted to notes payable                                    $             9,160     $            32,054
Stock options exercised for settlement of accrued interest
and accrued compensation                                                       $            61,000     $            90,000
Note issued for settlement of notes payable and accrued
interest                                                                       $           551,819     $                 -
Fees withheld from notes payable for Equity Line Agreement                     $            58,000     $             1,840
Deferred offering costs withheld from notes payable proceeds                   $           128,000     $             9,200




              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Condensed Financial Statements -- The accompanying unaudited condensed consolidated financial statements include the accounts of CirTran Corporation and its subsidiaries (the "Company"). These financial statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the Company's annual financial statements included in the Company's Annual Report on Form 10-KSB/A. In particular, the Company's significant accounting principles were presented as Note 1 to the consolidated financial statements in that Report. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying condensed consolidated financial statements for the three and six months ended June 30, 2004, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2004.

Principles of Consolidation -- In June 2004, the Company incorporated CirTran-Asia, Inc., a Utah corporation, as a wholly owned subsidiary. CirTran-Asia was formed to manufacture, either directly or through foreign subcontractors, certain products under an exclusive manufacturing agreement. Other such agreements will be sought in the future.

The condensed consolidated financial statements include the accounts of CirTran Corporation, and its wholly owned subsidiaries, Racore Technology Corporation and CirTran-Asia Inc. All significant intercompany transactions have been eliminated in consolidation.


Stock-Based Compensation -- At June 30, 2004, the Company has one stock-based employee compensation plan, which is described more fully in Note 8. The Company accounts for the plan under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and related interpretations. During the six months ended June 30, 2004 and 2003, the Company recognized compensation expense relating to stock options and warrants of $78,750 and $72,500, respectively. The following table illustrates the effect on net loss and basic and diluted loss per common share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                                          Three Months Ended June 30,               Six Months Ended June 30,
                                                    -----------------------------------    ------------------------------------
                                                         2004                   2003              2004                  2003
                                                    ------------   --------------------    -------------   --------------------
Net loss, as reported                               $  (361,964)   $          (552,278)    $   (945,586)   $        (1,207,017)
Add:  Stock-based  employee compensation expense
included in net loss                                     45,000                      -           78,750                 72,500
Deduct:  Total stock-based employee compensation
 benefit (expense) determined under fair value
 based method for all awards                           (168,993)                57,863         (304,466)              (199,528)
                                                    ------------   --------------------    -------------   --------------------

Pro forma net loss                                  $  (485,957)   $          (494,415)    $ (1,171,302)   $        (1,334,045)
                                                    ------------   --------------------    -------------   --------------------

Basic and diluted loss per common share as reported $     (0.00)   $             (0.00)    $      (0.00)   $             (0.00)
                                                    ------------   --------------------    -------------   --------------------

Basic and diluted loss per common share pro forma   $     (0.00)   $             (0.00)    $      (0.00)   $             (0.01)
                                                    ------------   --------------------    -------------   --------------------



NOTE 2 - REALIZATION OF ASSETS

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of

America, which contemplate continuation of the Company as a going concern. However, the Company sustained losses of $945,586 and $2,910,978 for the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. As of June 30, 2004 and December 31, 2003, the Company had an accumulated deficit of $19,086,866 and $18,141,280, respectively, and a total stockholders' deficit of $4,015,036 and $4,915,251, respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $1,131,294 and $1,123,818 for the six months ended June 30, 2004, and the year ended December 31, 2003, respectively.

Since February of 2000, the Company has operated without a line of credit. Many of the Company's vendors stopped credit sales of components used by the Company to manufacture products, and as a result, the Company converted certain of its turnkey customers to customers that provide consigned components to the Company for production. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In addition, the Company is a defendant in numerous legal actions (see Note 5). These matters may have a material impact on the Company's financial position, although no assurance can be given regarding the effect of these matters in the future.

In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Abacas Ventures, Inc. ("Abacas") purchased the Company's line of credit from the lender. During 2002, the Company entered into agreements whereby the Company has issued common stock to certain principals of Abacas in exchange for a portion of the debt. The Company's plans include working with vendors to convert trade payables into long-term notes payable and common stock, and to cure defaults with lenders through forbearance agreements that the Company will be able to service. During the six months ended June 30, 2004, and the year ended December 31, 2003, the Company successfully converted trade payables, notes payable, and accrued interest of approximately $1,263,713 and $2,986, respectively, into notes. Accrued interest of $27,020 associated with the notes payable was not converted to the note payable with Abacus; therefore, a gain on forgiveness of debt was recorded for $27,020 for the six months ended June 30, 2004. The Company intends to continue to pursue this type of debt conversion going forward with other creditors. As discussed in Note 7, the Company has entered into an equity line of credit agreement and a standby equity distribution agreement with a private investor. The Company intends to terminate the equity line of credit agreement when it is able to draw against the standby equity distribution agreement. Realization of additional proceeds under either agreement is not assured.

NOTE 3 - INVESTMENT IN SECURITIES AT COST

On April 13, 2004, the Company entered into a stock purchase agreement with an unrelated party under which the Company purchased 400,000 shares of the investee's Series B Preferred Stock (the "Preferred Shares") for an aggregate purchase price of $300,000 cash. This purchase was made at fair value. The Preferred Shares are convertible, at the Company's option, into an equivalent number of shares of investee common stock, subject to adjustment. The Preferred Shares are not redeemable by the investee. As a holder of the Preferred Shares, the Company has the right to vote the number of shares of investee common stock into which the Preferred Shares are convertible at the time of the vote. The investment represents less than a 5% interest in the investee.

Separate from the purchase of the Preferred Shares, the Company and the investee also entered into a Preferred Manufacturing Agreement. Under this agreement, the Company will perform exclusive "turn-key" manufacturing services handling most of the investee's manufacturing operations from material procurement to complete finished box-build of all of investee products. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party.

NOTE 4 - RELATED PARTY TRANSACTIONS

Stockholder Notes Payable -- The Company had amounts due to stockholders from two separate notes. The balance due to stockholders at June 30, 2004, and December 31, 2003, was $86 and $31,838, respectively. Interest associated with amounts due to stockholders is accrued at 10 percent. Unpaid accrued interest was $7,178 and $6,900 at June 30, 2004, and December 31, 2003, respectively, and is included in accrued liabilities. These notes are due on demand.

Related Party Notes Payable -- The Company had amounts due to Abacas Ventures, Inc., a related party, under the terms of a note payable and a bridge loan.

During 2002, the Company entered into a bridge loan agreement with Abacas. This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments. During the six months ended June 30, 2004, and the year ended December 31, 2003, the Company was advanced $3,158,946 and $350,000, respectively, and made cash payments of $2,913,431 and $875,000, respectively, for an outstanding balance on the bridge loan of $409,256 and $163,742, respectively.

The balance due to Abacas related to the note payable was paid in full at December 31, 2002. The note accrued interest at 10%. The amounts owed were due on demand with no required monthly payments. This note was collateralized by assets of the Company.

The total principal amount owed to Abacas between the note payable and the bridge loan was $409,256 and $163,742 as of March 31, 2004, and December 31, 2003, respectively. The total accrued interest owed to Abacas between the note payable and the bridge loan was $325,916 and $230,484 as of June 30, 2004, and December 31, 2003, respectively, and is included in accrued liabilities.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Settlement of Litigation -- During January 2002, the Company settled a lawsuit that had alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company had filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.

Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which are currently held in escrow and have been treated as treasury stock recorded at no cost. The fair value of the 3,000,000 shares was less than the carrying amount of the note payable. Because 75 percent of the balance had not been paid by May 18, 2002, the Company was required to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares. The remaining balance has not been paid, and the registration statement with respect to the escrowed shares has not been declared effective and the Company has not replaced the escrowed shares with registered free-trading shares pursuant to the terms of the settlement agreement; therefore, the plaintiff filed the Confession of Judgment and proceeded with execution thereon. The Company is currently negotiating with the plaintiff to settle this obligation without the release of the shares held in escrow.

In connection with a separate sublease agreement of these facilities, the Company received a settlement from the sublessee during May 2002, in the amount of $152,500, which has been recorded as other income. The Company did not receive cash from this settlement, but certain obligations of the Company were paid directly. $109,125 of the principal balance of the note related to the settlement mentioned above was paid. Also, $7,000 was paid to the Company's legal counsel as a retainer for future services. The remaining $36,375 was paid to the above mentioned plaintiff as a settlement of rent expense.

During September 2002, the plaintiff filed a claim that the $109,125 portion of the payment was to be applied as additional rent expense rather than a principal payment on the note payable. The Company estimates that the probability of the $109,125 being considered additional rent expense is remote and disputes the claim. The Company intends to vigorously defend the action.

On April 14, 2004 an unrelated party filed a claim against the Company alleging that the Company stopped paying amounts due under a note entered into in June 1998. The suit seeks $90,500 plus fees and costs. During May 2004, the Company settled this claim by issuing 1,000,000 shares of common which resulted in a settlement expense of $60,000.

Litigation - During 2000, the Company settled a lawsuit filed by a vendor by issuing 5,281,050 shares of the Company's common stock valued at $324,284, paying $83,000 in cash and issuing two notes payable totaling $239,000. During 2002, the vendor filed a confession of judgement claiming that the Company defaulted on its agreement and claims the 2000 lawsuit was not properly satisfied. At December 31, 2003, the Company owed $60,133 of principal under the terms of the remaining note payable. The Company denies the vendor's claims and intends to vigorously defend itself against the confession of judgement.

During 2003, an investment firm filed suit in the U.S. District Court, District of Utah seeking finders fees, consisting of common stock valued at $350,000 for allegedly introducing the Company to the Equity Line Investor. The case was previously dismissed in a New York court. The Company estimates that the risk of loss is remote, therefore no accrual has been made.

In December 1999, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $213,000 of punitive damages from the Company related to the Company's non-payment for materials provided by the vendor. Judgment was entered against the Company in May 2002 in the amount of $213,718. During 2004, this claim was purchased by Abacus and recorded as an increase to the amount owed to Abacus under the terms of the bridge loan.

During October 1999, a former vendor of the Company brought action against the Company alleging that the Company owed approximately $199,600 for materials and services and pursuant to the terms of a promissory note. The Company entered a settlement agreement under which the Company is to pay $6,256 each month until the obligation and interest thereon are paid. This did not represent the forgiveness of any obligation, but rather the restructuring of the terms of the previous agreement. At December 31, 2003, the Company owed $183,429 for this settlement. The Company has defaulted on its payment obligations under the settlement agreement. During 2004, this claim was purchased by Abacus and recorded as an increase to the amount owed to Abacus under the terms of the bridge loan.

Judgment was entered in favor of a vendor during March 2002, in the amount of $181,342 for nonpayment of costs of goods or services provided to the Company. At December 31, 2003, the Company had accrued the entire amount of the claim. During 2004, this claim was purchased by Abacus and recorded as an increase to the amount owed to Abacus under the terms of the bridge loan.

In December 1999, a vendor of the Company filed a lawsuit that seeks payment in the amount of $44,269 for the cost of goods provided to the Company. The Company admits owing certain amounts to the vendor and has accrued the entire amount claimed as of December 31, 2003. During 2004, this claim was purchased by Abacus and recorded as an increase to the amount owed to Abacus under the terms of the bridge loan.

During 2002, a vendor of the Company filed a lawsuit that seeks payment in the amount of $31,745 for the cost of goods provided to the Company. The Company has accrued the entire amount claimed. No trial date has been set. During 2004, this claim was purchased by Abacus and recorded as an increase to the amount owed to Abacus under the terms of the bridge loan.

An individual filed suit during January 2001, seeking to recover the principal sum of $135,941, plus interest on a promissory note. During 2004, this claim was purchased by Abacus and recorded as an increase to the amount owed to Abacus under the terms of the bridge loan.

During March 2000, a vendor brought suit against the Company under allegations that the Company owed approximately $97,000 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company issued a note payable to the vendor in settlement of the amount owed and is required to pay the vendor $1,972 each month until paid. At December 31, 2003, the Company owed $87,632 on this settlement agreement. During 2004, this claim was purchased by Abacus and recorded as an increase to the amount owed to Abacus under the terms of the bridge loan.

A financial institution brought suit against the Company during February 2000, alleging that the Company owed approximately $439,000 for a loan provided to the Company for the Company's use and benefit. Judgment was entered against the Company and certain guarantors in the amount of $427,292 plus interest at the rate of 8.61% per annum from June 27, 2000. The Company has made payments to the financial institution, reducing the obligation to $215,516 at December 31, 2003, plus interest accruing from January 1, 2002. The Company has settled this claim in full as discussed in Note 5.

Suit was brought against the Company during April 2001, by a former shareholder alleging that the Company owed $121,825 under the terms of a promissory note. A Stipulation for Settlement and for Entry of Judgment was executed by the parties wherein the Company agreed to arrange for payment of a principal amount of $145,000 in 48 monthly installments. The Company made seven payments and then failed to make subsequent payments, at which time the shareholder obtained a consent judgment against the Company. The Company is currently in settlement negotiations with the former shareholder regarding the judgment.

Various vendors have notified the Company that they believe they have claims against the Company totaling $127,236. None of these vendors have filed lawsuits in relation to these claims. The Company has accrued the entire amount of these claims and it is included in accounts payable.

The Company is the defendant in numerous legal actions, primarily resulting from nonpayment of vendor invoices for goods and services received, that it has determined the probability of realizing any loss is remote. The total amount of these legal actions is $102,447. The Company has made no accrual for the legal actions and is currently in the process of negotiating the dismissal of these claims with the various vendors.

The Company is also the defendant in numerous immaterial legal actions primarily resulting from nonpayment of vendors for goods and services received. The Company has accrued the payables and is currently in the process of negotiating settlements with these vendors.

Registration Rights - In connection with the conversion of certain debt to equity during 2000, the Company has granted the holders of 5,281,050 shares of common stock the right to include 50% of the common stock of the holders in any registration of common stock of the Company, under the Securities Act for offer to sell to the public (subject to certain exceptions). The Company has also agreed to keep any filed registration statement effective for a period of 180 days at its own expense.

Additionally, in connection with the Company's entering into an Equity Line of Credit Agreement (described in Note 7), the Company granted to the equity line investor (the "Equity Line Investor") registration rights, in connection with which the Company is required to file a registration statement covering the resale of shares put to the Equity Line Investor under the equity line. The Company is also required to keep the registration statement effective until two years following the date of the last advance under the equity line.

Also, in connection with the Company's entering into a standby equity distribution agreement (described in Note 7), the Company granted to the investor registration rights, in connection with which the Company is required to file a registration statement covering the resale of shares put to the investor under the standby equity distribution agreement. The Company is also required to keep the registration statement effective until two years following the date of the last advance under the standby equity distribution agreement. The Company has not yet had such registration statement declared effective by the Securities and Exchange Commission.

Accrued Payroll Tax Liabilities -- As of June 30, 2004, the Company had accrued liabilities in the amount of $2,125,183 for delinquent payroll taxes, including interest estimated at $437,042 and penalties estimated at $230,927. Of this amount, approximately $308,847 was due the State of Utah. During 2002, the Company negotiated a monthly payment schedule of $4,000 to the State of Utah, which did not provide for the forgiveness of any taxes, penalties or interest. Approximately $1,805,397 was owed to the Internal Revenue Service as of June 30, 2004. During 2002, the Company negotiated a payment schedule with respect to this amount, pursuant to which monthly payments of $25,000 were required. The Company is currently renegotiating the terms of the payment schedule with the Internal Revenue Service. Approximately $10,939 was owed to the State of Colorado as of June 30, 2004.

NOTE 6 - NOTES PAYABLE

In March 2004, the Company settled a note payable with a financial institution. The outstanding loan balance and accrued interest at the time of settlement was $189,663. The balance was settled for $90,000 in cash and 542,495 shares of common stock valued at $30,000. A gain on forgiveness of debt of $61,370 was recorded on this transaction.

In April 2004, the Company settled three notes payable with a financing company. The outstanding loan balances and accrued interest at the time of settlement was $192,043. The balance was settled for $75,000 in cash. A gain on forgiveness of debt of $117,043 was recorded on this transaction.

Notes Payable to Equity Line Investor -- At December 31, 2003, the Company owed $650,000 to Cornell Capital Partners, LP, pursuant to prior unsecured promissory notes. During the six months ended June 30, 2004, the Company borrowed an additional $3,200,000 from Cornell, pursuant to four additional unsecured promissory notes. In lieu of interest, the Company paid fees at closing of 4% to

5% of the loan amount to an affiliate of the lender. These fees have been recorded as interest expense. The fees were negotiated in each instance and agreed upon by the Company and by the lender and its affiliate. The notes were repayable over periods ranging from 88 days to 193 days. Each of the notes stated that if the Company did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance. Through June 30, 2004, the Company directed the repayment of $1,450,000 of these notes from proceeds generated under the Amended Equity Line Agreement, discussed in Note 7 below. At June 30, 2004, the balance owing on these notes was $2,400,000 and the Company had not incurred the 24% penalty interest rate.

NOTE 7 - STOCKHOLDER'S EQUITY

Common Stock Issuance -- As discussed in Note 6, the Company issued 542,495 shares of common stock valued at $30,000 as part of a settlement agreement for a note payable.

As discussed in Note 5, during May 2004, the Company settled a legal claim by issuing 1,000,000 shares of common which resulted in a settlement expense of $60,000.

Equity Line of Credit Agreement - In conjunction with efforts to improve the results of operations, discussed above, on November 5, 2002, the Company entered into an Equity Line of Credit Agreement with Cornell Capital Partners, LP, a private investor ("Cornell"). The Company subsequently terminated the original Equity Line of Credit Agreement, and on April 8, 2003, the Company entered into an amended equity line agreement (the "Equity Line Agreement") with Cornell. Under the Equity Line Agreement, the Company has the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of the Company's common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice is tendered. Cornell is required under the Equity Line Agreement to tender the funds requested by the Company within two trading days after the five-trading-day period used to determine the market price.

During the six months ended June 30, 2004, the Company drew an aggregate amount of $1,450,000 under the Equity Line Agreement, pursuant to draws on the equity line, net of fees of $58,000, and issued a total of 43,542,818 shares of common stock to Cornell under the Equity Line Agreement. At the Company's direction, Cornell retained the proceeds of the draws under the Equity Line Agreement and applied them as payments on the notes to Cornell, discussed in Note 6 above.

Pursuant to the Equity Line Agreement, in connection with each draw the Company agreed to pay a fee of 4% of the amount of the draw to Cornell as consideration for its providing the Equity Line. Total fees paid for the six months ended June 30, 2004 were $128,000. Of these payments, $32,000 was offset against additional paid-in capital as shares were issued under the Equity Line Agreement and $96,000 was classified as deferred offering costs at June 30, 2004. These deferred offering costs will be offset against additional paid-in capital as shares are issued under the Equity Line Agreement subsequent to June 30, 2004.

From January 1, 2004 through August 18, 2004, the Company drew an aggregate of $2,150,000 under the Equity Line Agreement, net of deferred offering costs of $86,000 and issued 57,464,386 shares of common stock to Cornell under the Equity Line Agreement. At the Company's direction, Cornell has applied the proceeds of the draws under the Equity Line Agreement as payments on the notes to Cornell, discussed in Note 6 above.

Standby Equity Distribution Agreement - The Company entered into a Standby Equity Distribution Agreement dated May 21, 2004, with Cornell. Under the Agreement, the Company has the right, at its sole discretion, to draw up to $20 million on the standby equity facility (the "SEDA Facility") and put to Cornell shares of its common stock in lieu of repayment of the draws. The number of shares to be issued in connection with each draw is determined by dividing the amount of the draw by the lowest volume-weighted average price of our common stock during the five consecutive trading days after the advance is sought. The maximum advance amount is one million dollars ($1,000,000) per advance, with a minimum of seven trading days between advances. Cornell will retain 5% of each advance as a fee under the Agreement. The term of the Agreement runs over a period of twenty-four months after a registration statement related to the Agreement is declared effective or until the full $20 million has been drawn, whichever comes first.

The Company intends to terminate the Equity Line Agreement and cease further draws or issuances of shares in connection with the Equity Line Agreement when it is able to draw against the SEDA Facility, which will be when the SEC declares effective a registration statement registering resale by Cornell of shares issued under the SEDA Facility.

NOTE 8 - STOCK OPTIONS AND WARRANTS

Stock-Based Compensation - The Company accounts for stock options issued to directors, officers and employees under APB No. 25 and related interpretations. Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. For options that provide for cashless exercise or that have been modified, the measurement date is considered the date the options are exercised or expire. Those options are accounted for as variable options with compensation adjusted each period based on the difference between the market value of the common stock and the exercise price of the options at the end of the period. The Company accounts for options and warrants issued to non-employees at their fair value in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Stock Option Plan - During February 2003, the Company adopted the 2002 Stock Option Plan (the "2002 Plan") with 25,000,000 shares of common stock reserved for issuance there under. Also, during November 2003, the Company adopted the 2003 Stock Option Plan (the "2003 Plan") with 35,000,000 shares of common stock reserved for issuance there under. The Company's Board of Directors administers the plans and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting, and exercise prices.

Non-Employee Grants - During the six months ended June 30, 2004, the Company granted options to purchase 4,000,000 shares of common stock to attorneys for services at exercise prices of $0.0001 per share. The options were all five year options and vested on the dates granted. The weighted average fair value of the options on the grant dates was $0.048, which resulted in a fair value of $143,701 which reduced the amount owed for prior services provided. The attorneys exercised the 4,000,000 options for cash proceeds of $400. An additional 500,000 of previously issued options were exercised for cash proceeds of $50.

Employee Grants - During the six months ended June 30, 2004, the Company granted options to purchase 13,200,000 shares of common stock to directors and employees of the Company pursuant to the 2003 Plan. These options are five year options that vested on the date of grant. The related exercise prices range from $0.01 to $0.03 per share. 12,450,000 of these options were exercised during the six months ended June 30, 2004 for $80,000 of cash, $78,750 of compensation and $61,000 of accrued compensation.

A summary of the stock option activity for the six months ended June 30, 2004, is as follows:

                                        Shares             Weighted Average
                                                            Exercise Price
                                  --------------------   --------------------
Outstanding at December 31, 2003            3,850,500    $              0.02
Granted                                    17,200,000    $              0.01
Exercised                                 (16,950,000)   $              0.01
Cancelled                                           -                      -
                                  --------------------
Outstanding at June 30, 2004                4,100,500    $              0.03
                                  ====================

Excercisable at June 30, 2004               4,100,500    $              0.03
                                  ====================



The fair value of stock options was determined at the grant dates using the Black-Scholes option-pricing model with the following weighted-average assumptions for the six months ended June 30, 2004:

                                                      2004
                                       --------------------
Expected dividend yield                                  -
Risk free interest rate                              3.25%
Expected volatility                                   216%
Expected life                                    .07 years
Weighted average fair value per share               $ 0.02

NOTE 9 -SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has three reportable segments: electronics assembly, Ethernet technology, and contract manufacturing. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The contract manufacturing segment manufactures, either directly or through foreign subcontractors, certain products under an exclusive manufacturing agreement. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:

                                           Electronics             Ethernet               Contract
                                             Assembly             Technology            Manufacturing              Total
                                        -------------------   -------------------    --------------------    ------------------

                        June 30, 2004

Sales to external customers             $        1,594,976    $           42,816     $           965,812     $       2,603,604
Intersegment sales                                  11,325                   167                       -                11,492
Segment loss                                      (553,362)             (123,166)               (269,058)             (945,586)
Segment assets                                   3,653,509               206,677                  95,955             3,956,141
Depreciation and amortization                      115,069                 1,159                       -               116,228

                        June 30, 2003

Sales to external customers             $          552,442    $          134,094     $                 -     $         686,536
Intersegment sales                                  52,242                     -                       -                52,242
Segment loss                                    (1,128,351)              (78,666)                      -            (1,207,017)
Segment assets                                   2,259,617               243,254                       -             2,502,871
Depreciation and amortization                      154,354                 2,800                       -               157,154


                                                            June 30,
                                         -------------------------------------------
                            Sales               2004                   2003
                                         -------------------    --------------------

Total sales for reportable segments      $        2,615,096     $           738,778
Elimination of intersegment sales                   (11,492)                (52,242)
                                         -------------------    --------------------

Consolidated net sales                   $        2,603,604     $           686,536
                                         -------------------    --------------------

                                                            June 30,
                                         -------------------------------------------
                        Total Assets            2004                   2003
                                         -------------------    --------------------

Total assets for reportable segments     $        3,956,141     $         2,502,871
Adjustment for intersegment amounts                       -                       -
                                         -------------------    --------------------

Consolidated total assets                $        3,956,141     $         2,502,871
                                         -------------------    --------------------


                                       Q-15